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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: March 16, 1999

                               TMP WORLDWIDE INC.
                 ----------------------------------------------

             (Exact name of Registrant as specified in its charter)

    DELAWARE           0-21571               13-3906555
-----------------  ----------------  --------------------------
    (State of      (Commission File       (I.R.S. Employer
 Incorporation)          No.)           Identification No.)

  1633 BROADWAY, NEW YORK, NEW      10019
              YORK
--------------------------------  ---------
(Address of principal executive     (Zip
            offices)                Code)

       Registrant's telephone number, including area code:  212-977-4200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

    During the period of January 1, 1998 through January 31, 1999, TMP Worldwide Inc. and Subsidiaries (the "Company" or "TMP") completed the following acquisitions (the "Pooled Companies") which provided for the exchange of all of the outstanding stock of each entity for shares of TMP common stock and have been accounted for as poolings of interests (the "Mergers"):

POOLED COMPANY                                                   ACQUISITION DATE     NUMBER OF TMP SHARES ISSUED
------------------------------------------------------------  ----------------------  ----------------------------
Johnson Smith & Knisely                                                  May 6, 1998               771,353
TASA Holding AG                                                      August 31, 1998             1,703,894
Stackig, Inc.                                                     September 30, 1998               507,082
Recruitment Solutions, Inc.                                          October 2, 1998               104,042
Sunquest, L.L.C. d.b.a. SMART Group                                 November 2, 1998               309,702
The Consulting Group (International) Limited                        December 2, 1998               246,606
Morgan & Banks Limited                                              January 28, 1999             5,150,924

    The Company's consolidated financial statements have been retroactively restated as of September 30, 1998 and December 31, 1997 and 1996 and for the nine months ended September 30, 1998 and 1997 and each of the three years in the period ended December 31, 1997 to reflect the consummation of the Mergers. The supplemental consolidated financial statements give retroactive effect to the Mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if the Pooled Companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of the financial statements for the period that includes the dates of the Mergers. The supplemental consolidated statements of stockholders' equity reflect the accounts of TMP as if the common stock issued in connection with the Mergers had been issued for all periods presented.

    The supplemental consolidated balance sheets of TMP as of September 30, 1998 and December 31, 1997 and 1996 have been combined with those of the Pooled Companies as of September 30, 1998 and December 31, 1997 and 1996 except for Morgan & Banks Limited ("M&B") for which the September 30, 1998, March 31, 1998 and 1997 balance sheets were used. The supplemental consolidated statements of operations combine the results of TMP for each year in the three year period ended December 31, 1997 with those of the Pooled Companies, except for M&B, for each year in the three year period ended December 31, 1997. The statements of operations for each year in the three year-period ended March 31, 1998 were used for M&B. For the nine months ended September 30, 1998 and 1997, the results of TMP have been combined with those of the Pooled Companies for the same periods. Consequently, the results for M&B for the three months ended March 31, 1998 and 1997 are included in the Supplemental Consolidated Statements of Operations for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998 and 1997. When translated at the appropriate exchange rates for the December 31, 1997 and September 30, 1998 periods, for the three months ended March 31, 1998, revenue was approximately $60.7 million and $53.8 million, net income was approximately $1.5 million and $1.3 million, and the effect on the diluted net income per share was $0.05 and $0.04, respectively. Revenue, net income and the effect on the diluted net income per share was approximately $47.6 million and $40.9 million, $2.1 million and $1.8 million and $.07 and $.06, respectively, for the three months ended March 31, 1997, when translated at the appropriate exchange rates for the December 31, 1996 and September 30, 1997 periods.

    The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of TMP included in its Annual Report on Form 10-K/A for the year ended December 31, 1997 and the consolidated financial statements of M&B included in the Company's 8-K dated February 11, 1999.

    The Management's Discussion and Analysis of Financial Condition and Results of Operations which follows is reflective of the supplemental consolidated financial statements referred to above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    Statements in this Current Report on Form 8-K concerning the TMP Worldwide Inc. and Subsidiaries ("TMP" or the "Company") business outlook or future economic performance, anticipated profitability, gross billings, commissions and fees, expenses or other financial items and statements concerning assumptions made or exceptions as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors which would cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (i) the uncertain acceptance of the Internet and the Company's Internet content, (ii) that the Company has grown rapidly and there can be no assurance that the Company will continue to be able to grow profitably or manage its growth, (iii) risks associated with acquisitions, (iv) competition, (v) the Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future, (vi) the Company's business experiences seasonality, (vii) the loss of services of certain key individuals could have a material adverse effect on the Company's business, financial condition or operating results, (viii) the Company has entered into certain transactions with affiliated parties and (ix) the control of the Company by Andrew J. McKelvey.

OVERVIEW

    A substantial part of the Company's growth has been achieved through acquisitions. For the period January 1, 1998 through January 31, 1999, the Company completed 22 acquisitions of which seven, Johnson, Smith & Knisely Inc. ("JSK"), TASA Holding AG ("TASA"), Stackig, Inc. ("Stackig"), Recruitment Solutions Inc., Sunquest L.L.C. d.b.a. the SMART Group, The Consulting Group (International) Limited, and M&B (the "Pooled Companies") (the "Mergers"), are being accounted for as poolings of interests. Approximately 8.8 million shares of the Company's common stock were issued in exchange for all of the outstanding common stock of the Pooled Companies and the accompanying financial statements have been restated to include the accounts and operations of the Pooled Companies for all periods presented. For the period January 1, 1995 through December 31, 1997, the Company completed 40 acquisitions with estimated annual gross billings of approximately $600 million. Given the significant number of acquisitions in each of the periods presented, the results of operations from period to period may not necessarily be comparable.

    The Company's consolidated financial statements have been retroactively restated as of September 30, 1998 and December 31, 1997 and 1996 and for the nine months ended September 30, 1998 and 1997 and each of the three years in the period ended December 31, 1997 to reflect the consummation of the Mergers. The supplemental consolidated financial statements give retroactive effect to the Mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if the Pooled Companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of the financial statements for the period that includes the dates of the Mergers. The supplemental consolidated statements of stockholders' equity, reflect the accounts of TMP as if the common stock issued in connection with the Mergers had been issued for all periods presented.

    The supplemental consolidated balance sheets of TMP as of September 30, 1998 and December 31, 1997 and 1996 have been combined with those of the Pooled Companies as of September 30, 1998 and December 31, 1997 and 1996 except for M&B for which the September 30, 1998, March 31, 1998 and 1997 balance sheets were used. The supplemental consolidated statement of operations combines the results of

TMP for each year in the three year period ended December 31, 1997 with those of the Pooled Companies, except for M&B, for each year in the three year period ended December 31, 1997. The statements of operations for each year in the three year period ended March 31, 1998 were used for M&B. For the nine months ended September 30, 1998 and 1997, the results of TMP have been combined with those of the Pooled Companies for the same periods. The results for M&B for the three months ended March 31, 1998 and 1997 are included in the Supplemental Consolidated Statements of Operations for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998 and 1997. When translated at the appropriate exchange rates for the December 31, 1997 and September 30, 1998 periods, for the three months ended March 31, 1998, revenue was approximately $60.7 million and $53.8 million, net income was approximately $1.5 million and $1.3 million, and the effect on the diluted net income per share was $0.05 and $0.04, respectively. Revenue, net income and the effect on the diluted net income per share was approximately $47.6 million and $40.9 million, $2.1 million and $1.8 million and $.07 and $.06, respectively, for the three months ended March 31, 1997, when translated at the appropriate exchange rates for the December 31, 1996 and September 30, 1997 periods.

    Gross billings refer to billings for advertising placed in telephone directories, newspapers, new media and other media, and associated fees for related services, fees earned for search and selection and related services and revenue from temporary contracting services. While gross billings are not included in the Company's consolidated financial statements, the trends in gross billings directly impact the total revenue earned by the Company. For recruitment and yellow page advertising, the Company earns commissions based on a percentage of the media advertising purchased at a rate established by the related publisher, and associated fees for related services. Publishers typically bill the Company for the advertising purchased by the Company's clients and the Company in turn bills its clients for this amount. Generally, the payment terms with yellow page clients require payment to the Company prior to the date payment is due to publishers. The payment terms with recruitment advertising clients typically require payment when payment is due to publishers. Historically, the Company has not experienced substantial problems with unpaid accounts.

    The Company designs and executes yellow page advertising programs, receiving an effective commission rate from directory publishers of approximately 20% of yellow page gross billings. In general, publishers consider orders renewed unless actively canceled. In addition to base commissions, certain yellow pages publishers pay increased commissions for volume placement by advertising agencies. The Company typically recognizes this additional commission, if any, in the fourth quarter when it is certain that such commission has been earned. The amounts reported in the fourth quarters of 1997, 1996 and 1995 were $2.0 million, $3.5 million and $4.2 million, respectively. For recruitment advertising placements in the U.S., publisher commissions average 15% of recruitment advertising gross billings. The Company also earns fees from value-added services such as design, research and other creative and administrative services. Outside of the U.S., where, collectively, the Company derives the majority of its recruitment advertising commissions and fees, TMP's commission rates for recruitment advertising vary, ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom. Based on the consolidated results of the Company for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, 59%, 52%, 29%, and 10%,
respectively, of the Company's recruitment commission fees were attributable to clients outside the U.S. The company also earns fees for recruitment advertisements and related services on its career oriented Web sites on the Internet.

    Through its search and selection services, the Company identifies and screens candidates for hiring by clients based on criteria established by such clients. The Company entered this business by acquiring in 1998, (1) JSK, the 12th largest executive search firm in the US., according to Kennedy Publications, and official ranking service for the search industry, (2) Europe Consultants, S.L. a search and selection firm in Barcelona, Spain, (3) TASA, an international executive search firm (4) Daniel Porte, a French search and selection firm and in 1999, M&B, the largest search & selection firm in Australia.

    The Company also generates revenues for temporary contract services in response to specific client assignments with revenue based on time worked by temporary staff at an agreed upon hourly rate. The costs for temporary contracting personnel are typically due before payment is received from the client.

    Primarily as a result of acquisitions which are included in the financial statements using the purchase method of accounting from their respective dates of acquisitions made from January 1, 1995 through December 31, 1997, the Company's total revenue increased from $293.4 million in 1995 to $555.3 million in 1997. The Company is continuously monitoring the marketplace for opportunities to expand its presence in both yellow page and recruitment advertising, which include Internet-related opportunities and intends to continue its acquisition strategy to supplement its internal growth.

    The Company's operating expenses have increased significantly since 1995 primarily due to headcount increases as a result of acquisitions and hiring to support gross billings growth. Salaries and related costs increased $106.8 million to $239.7 million for the year ended December 31, 1997 from $132.9 million for the year ended December 31, 1995, an 80.4% increase, supporting a $606.1 million or a 75.8% increase in gross billings over the same period. When measured as a percent of billings, salaries and related costs for the year ended December 31, 1997 were 17.1%, up slightly from 16.6% for the comparable 1995 period. Salaries and related costs include total payroll and associated benefits as well as payroll taxes, sales commissions, recruitment fees and training costs.

    Temporary contract costs increased $85.8 million to $136.2 million for the year ended December 31, 1997 from $50.4 for the year ended December 31, 1995, a 170.3% increase. The increase in costs as a percentage of temporary contracting revenue from 81.6% to 83.1% reflects the continued expansion of temporary contracting services into lower skilled areas.

    Office and general expenses increased $52.8 million to $127.8 million for the year ended December 31, 1997 from $75.0 million for the year ended December 31, 1995, a 70.4% increase, primarily due to increased costs needed to support the increased billings and the expansion of recruitment offices through acquisitions in new U.S. and foreign markets. When measured as a percent of billings, office and general costs for the year ended December 31, 1997 were 9.1%, down slightly from 9.4% for the comparable 1995 period. This cost category includes expenses for office operations, business promotion, market research, advertising, professional fees and fees paid to the Company's primary lending institution for its services in the processing and collection of payments for accounts receivable.

    Amortization of intangibles includes amortization of acquisition related charges, including the costs in excess of fair market value of net assets acquired and capitalized costs for non-compete arrangements with the principals of acquired companies. This acquisition related amortization was $6.8 million, $4.7 million and $3.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

    The CEO bonus for the year ended December 31, 1997 of $1.5 million reflects a non-cash charge recorded in compliance with Staff Accounting Bulletin No. 79 ("SAB 79"), for a bonus mandated by the Principal Stockholder's employment contract, even though such bonus was irrevocably waived. Special compensation for the year ended December 31, 1996, reflects a non-cash, non-recurring charge of approximately $52.0 million resulting from the issuance of approximately 3.6 million shares of common stock of the Company to stockholders of predecessor companies of the Company in exchange for their shares in those companies, because they had received such shares for nominal or no consideration as employees or as management of such companies and, accordingly, were not considered to have made substantive investments for their shares.

    Net interest expense includes interest: (i) on loans made by the Company's primary lender under its financing agreement with such lender, (ii) to certain vendors, (iii) on capitalized lease obligations, (iv) on net amounts payable to the holders of seller financed notes and (v) on a term loan related to the purchase of certain transportation equipment. In addition, 1996 net interest expense includes a non-recurring charge of approximately $2.6 million to reflect, upon exercise of the warrant issued in connection with the Company's financing agreement, the difference between the value of the stock issued at the initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated gross billings and revenue as a percentage of gross billings for the Company's yellow page advertising, recruitment advertising, search and selection, Internet and temporary contracting businesses and EBITDA for the Company.

                                                                        NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                      -------------------------------  --------------------
                                        1997       1996       1995       1998       1997
                                      ---------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS)
GROSS BILLINGS:
  Recruitment advertising...........  $ 604,420  $ 342,379  $ 195,178  $ 605,160  $ 419,843
  Yellow page advertising...........    469,342    443,594    435,283    381,317    358,072
  Search & selection................    148,215    123,473    106,970    119,802    107,619
  Internet(1).......................     19,908      6,839        392     34,823     13,715
  Temporary contracting.............    163,831    113,299     61,768    133,501    122,589
                                      ---------  ---------  ---------  ---------  ---------
  Total.............................  $1,405,716 $1,029,584 $ 799,591  $1,274,603 $1,021,838
                                      ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------

REVENUE:
  Recruitment advertising...........  $ 127,211  $  71,741  $  43,941  $ 126,409  $  88,445
  Yellow page advertising...........     98,007     95,942     88,459     77,472     73,037
  Search & selection................    147,398    114,257     98,834    119,802    107,619
  Internet(1).......................     18,869      6,839        392     31,724     13,091
                                      ---------  ---------  ---------  ---------  ---------
  Total commissions and fees........    391,485    288,779    231,626    355,407    282,192
  Temporary contracting.............    163,831    113,299     61,768    133,501    122,589
                                      ---------  ---------  ---------  ---------  ---------
  Total revenue.....................  $ 555,316  $ 402,078  $ 293,394  $ 488,908  $ 404,781
                                      ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------

REVENUE AS A PERCENTAGE OF GROSS
  BILLINGS:
  Recruitment advertising...........      21.0%      21.0%      22.5%      20.9%      21.1%
  Yellow page advertising...........      20.9%      21.6%      20.3%      20.3%      20.4%
  Search & selection................      99.4%      92.5%      92.4%     100.0%     100.0%
  Internet(1).......................      94.8%     100.0%     100.0%      91.1%      95.5%
  Total commissions and fees........      31.5%      31.5%      31.4%      31.1%      31.4%
  Temporary contracting.............     100.0%     100.0%     100.0%     100.0%     100.0%
  Total.............................      39.5%      39.1%      36.7%      38.4%      39.6%

EBITDA(2)...........................  $  62,188  $  (6,087) $  38,790  $  54,920  $  47,687
Cash provided by operating
  activities........................  $  31,884  $  27,903  $  15,790  $  33,129  $  31,322
Cash used in investing activities...  $ (82,621) $ (42,912) $ (19,837) $ (29,764) $ (68,383)
Cash provided by (used in) financing
  activities........................  $  54,700  $  18,287  $   4,188  $  (3,061) $  37,939

------------------------

(1) Represents fees earned in connection with yellow page, recruitment and other advertisements placed on the Internet.

(2) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

    EBITDA for the indicated periods is calculated as follows:

                                                                                  NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                -------------------------------  --------------------
                                                  1997       1996       1995       1998       1997
                                                ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS)
  Net income (loss)...........................  $  18,663  $ (41,850) $  10,597  $  15,575  $  15,672
  Interest expense, net.......................      8,934     14,159     10,415      7,493      6,564
  Income tax expense..........................     15,122      8,995      8,642     11,407     12,454
  Depreciation and amortization...............     19,469     12,609      9,136     20,445     12,997
                                                ---------  ---------  ---------  ---------  ---------
  EBITDA......................................  $  62,188  $  (6,087) $  38,790  $  54,920  $  47,687
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997

    Gross billings for the nine months ended September 30, 1998 were $1,274.6, a $252.8 million or 24.7% increase when compared to gross billings for nine months ended September 30, 1997. The growth is primarily due to acquisitions in recruitment advertising, rate increases in yellow page advertising, increased clients and higher client spending for search & selection, and growing acceptance of the Company's internet products.

    Total revenue increased to $488.9 million for the nine months ended September 30, 1998 from $404.8 million for nine months ended September 30, 1997, an increase of 20.8%. This reflects increases, as compared to the prior year period, in total revenue for (a) recruitment advertising of $38.0 million or 42.9%, (b) yellow page advertising of $4.4 million or 6.1% (c) search & selection of $12.2 million or 11.3%, (d) Internet of $18.6 million or 142.3% and
(e) temporary contracting of $10.9 million or 8.9%. The increase in commissions and fees for recruitment advertising was primarily due to acquisitions which contributed approximately $36.7 million, foreign currency exchange fluctuations with a negative effect of approximately $2.7 million and approximately $4.1 million from increased client spending and new clients partially offset by client losses. The increase in commissions and fees derived from yellow page advertising is comprised of approximately $3.0 million due to net increases in client spending and new clients and approximately $1.4 million due to acquisitions. The increase in commissions and fees for search & selection was due to acquisitions, primarily in executive search. The Internet revenue increase reflects an increasing acceptance of the Company's Internet products from existing and new clients, the benefits of "co-branding" marketing efforts with other Internet content providers and increased sales and marketing activities. Temporary contracting revenues increased due to additional clients and increased spending by clients.

    Salaries and related costs increased $38.3 million to $214.7 million for the nine months ended September 30, 1998. As a percent of total revenues, salaries and related costs increased to 43.9% for nine months ended September 30, 1998 from 43.6% for nine months ended September 30, 1997. This increase was primarily due to acquisitions and increased sales staffing for Internet.

    Temporary contracting costs increased $13.9 million to $111.2 million for the nine months ended September 30, 1998. This increase is primarily due to the increased number of temporary contract workers placed in the nine months ended September 30, 1998 as compared with the prior period. As a percent of temporary contracting revenue, temporary contracting costs increased to 83.3% for the nine months ended September 30, 1998 from 79.4% for the nine months ended September 30, 1997. This increased percentage reflects the continued expansion of temporary contracting services into lower skilled areas.

    Office and general expenses increased $20.1 million to $109.9 million for nine months ended September 30, 1998, primarily due to acquisitions. As a percent of total revenue, office and general expenses increased to 22.5% for the nine months ended September 30, 1998 from 22.2% for the nine months ended September 30, 1997.

    Amortization of intangibles was $6.8 million for the nine months ended September 30, 1998 compared to $4.9 million for the nine months ended September 30, 1997. The increase is due to the Company's continued growth through acquisitions. As a percentage of total revenues, amortization of intangibles was 1.4% and 1.2% for the nine months ended September 30, 1998 and 1997, respectively.

    The $9.6 million in merger costs for the nine months ended September 30, 1998 reflects the costs associated with the three companies acquired during the period which are being accounted for as pooling of interests, JSK, TASA and Stackig, and is comprised of (1) $5.5 million of non-cash employee stay bonuses, which included (a) $2.1 million for the amortization of 50% of a $4.2 million charge being expensed over the twelve months from April 1, 1998 to March 31, 1999 for TMP shares set aside for key personnel of JSK who must remain employees of the Company for a full year in order to earn such shares, (the "JSK Stay Bonus") and (b) $3.4 million for TMP shares issued to key personnel of TASA as employee stay bonuses and (2) $4.1 million of transaction related costs, including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions.

    Operating income increased $0.4 million to $35.6 million for the nine months ended September 30, 1998 as compared with an operating income of $35.2 million for the nine months ended September 30, 1997 and as a percent of total revenue decreased to 7.3% from 8.7% as a result of all of the above.

    Net interest expense increased $0.9 million to $7.5 million for the nine months ended September 30, 1998 as compared to $6.6 million for the nine months ended September 30, 1997. The Company's effective interest rate was 6.9% for the nine months ended September 30, 1998 compared with 6.2% for the nine months ended September 30, 1997.

    Taxes on income decreased $1.1 million to $11.4 million for nine months ended September 30, 1998 from $12.5 million for nine months ended September 30, 1997 primarily due to lower pre-tax income. The effective tax rate for the nine months ended September 30, 1998 was 41.8% compared with 43.6% for the nine months ended September 30, 1997. The decrease in the effective rate reflects a benefit in 1998 from operating loss carryovers of certain subsidiaries that were previously unable to benefit from losses and the effect in 1997 of higher state and foreign tax rates.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $15.6 million for the nine months ended September 30, 1998, or $.43 per diluted share, compared with net income of $15.5 million, or $.47 per diluted share for the nine months ended September 30, 1997.

THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Gross billings for the year ended December 31, 1997 were $1,405.7, a $376.1 million or 36.5% increase when compared to gross billings for the year ended December 31, 1996. The growth is primarily due to acquisitions in recruitment advertising, rate increases in yellow page advertising, increased clients and higher client spending for search & selection, and growing acceptance of the Company's Internet products.

    Total revenue increased to $555.3 million for the year ended December 31, 1997 from $402.1 million for the year ended December 31, 1996, an increase of 38.1%. This reflects increases, as compared to the prior year period, in total revenue for (a) recruitment advertising of $55.5 million or 77.4%, (b) yellow page advertising of $2.1 million or 2.2% (c) search & selection of $33.1 million or 29.0%, (d) Internet of $12.0 million or 175.9% and (e) temporary contracting of $50.5 million or 44.6%. A substantial portion of the increase in commissions and fees derived from recruitment advertising was due to acquisitions, including $15.5 million from Austin Knight, acquired August 1997, and the remainder was due to higher client spending and new clients. The increase in commissions and fees derived from yellow page advertising was due primarily to increased rates by the yellow page publishers and an acquisition offset by lower publisher incentives and the full year effect of accounts lost and resigned in 1996. The increase in commissions and fees for search & selection was primarily due to increased client spending in the U.S. Fees derived from Internet were generated from placements of Internet advertising. The Internet revenue increase reflects the continued customer acceptance of the Company's Internet products both from the Company's existing clients as well as new clients and price increases on certain products. The increase in temporary contracting revenue is due to expansion of temporary contract services.

    Salaries and related costs increased $69.2 million to $239.7 million for the year ended December 31, 1997. As a percent of total revenues, salaries and related costs increased to 43.2% for the year ended December 31, 1997 from 42.4% for the year ended December 31, 1996. This increase was primarily due to additional staff required to service increased recruitment advertising billings, increased sales staffing for Internet, and generally higher salary and related costs as a percentage of commissions and fees for search & selection operations.

    Temporary contracting costs increased $41.1 million to $136.2 million for the year ended December 31, 1997, reflecting a greater number of temporary contract workers placed in the year ended December 31, 1997. This increase is primarily due to the increased number of temporary contract workers placed in the year ended December 31, 1997 compared with the prior period. As a percent of total contracting revenue, temporary contracting costs declined slightly to 83.1% for the year ended December 31, 1997 from 83.9% for the year ended December 31, 1996.

    Office and general expenses increased $30.8 million to $127.8 million for the year ended December 31, 1997. As a percent of total revenue, office and general expenses decreased to 23.0% for the year ended December 31, 1997 from 24.1% for the year ended December 31, 1996. This decrease was primarily due to consolidation of offices, which slowed the growth of office related expenses, increased growth in recruitment advertising commissions and fees combined with the relatively fixed nature of some of these expenses and generally lower office and general expenses as a percentage of total revenue for search & selection operations.

    Amortization of intangibles was $6.8 million for the year ended December 31, 1997 compared to $4.7 million for the year ended December 31, 1996. The increase is due to the Company's continued growth through acquisitions. As a percentage of total revenues, amortization of intangibles was 1.2% for both years ended December 31, 1997 and 1996.

    For 1996, special compensation of $52.0 million consists of a non-cash, non-recurring charge that reflects the value of shares issued in connection with the acquisition of the minority interests in predecessors of the Company because the stockholders had received such shares for nominal or no consideration and, accordingly, were not considered to have made a substantive investment for their shares. The value of such shares was based on the per share initial public offering price of $14.00 for the Company's Common Stock.

    Operating income increased $60.5 million to $43.3 million for the year ended December 31, 1997 as compared with an operating loss of $17.3 million for the year ended December 31, 1996. The increase was primarily due to the inclusion, in 1996 of the $52.0 million non-cash, non-recurring special compensation charge and costs in connection with consolidation of recruitment advertising acquisitions and for 1997 increased recruitment advertising, search and selection, Internet and temporary contracting revenue slightly offset by a $2.2 million increase in operating expenses relating to the Company's introduction of its Internet business, which were $4.1 million for 1997 and $1.9 million for 1996. As a result of the above, operating income for the year ended December 31, 1997 as a percent of total revenue increased to 7.8% from (4.3)% for the year ended December 31, 1996.

    Net interest expense decreased $5.2 million to $8.9 million for the year ended December 31, 1997 as compared to $14.2 million for the year ended December 31, 1996. This decrease in interest expense is due primarily to the repayment of a portion of the debt with the net cash proceeds of the Company's initial public and supplemental offerings. In addition, in 1996 there was a $2.6 million non-cash, non-recurring charge to reflect, upon exercise of a warrant issued in connection with the Company's financing agreement, the value of the stock issued at the Company's initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued. The Company's effective interest rate was 10.4% for the year ended December 31, 1997 compared with 15.4% for the year ended December 31, 1996.

    Taxes on income increased $6.1 million to $15.1 million for the year ended December 31, 1997 from $9.0 million for the year ended December 31, 1996 primarily due to higher pre-tax income. The effective tax rate for the year ended December 31, 1997 was 44.3% compared with (28.2)% for the year ended December 31, 1996. The effective tax rate for 1997 was higher than the U.S. Federal statutory rate of 34.0% primarily due to nondeductible expenses of approximately $2.9 million and state taxes of $1.1 million. The effective tax rate for 1996 reflects a non-cash special compensation charge of $52.0 million, interest expense of $2.6 million and state taxes of $.4 million, as well as the Company's inability to offset profits at certain subsidiaries with losses incurred by others.

    As a result of all of the above, the net income applicable to common and Class B common stockholders was $18.5 million for the year ended December 31, 1997, or $.55 per diluted share, compared with net loss of $42.1 million, or $(1.50) per diluted share for the year ended December 31, 1996.

THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

    Gross billings for the year ended December 31, 1996 were $1,029.6 million, a $230.0 million or 28.8% increase compared to the year ended December 31, 1995. A substantial portion of this growth was attributable to acquisitions in recruitment advertising and increased acceptance of the Company's Internet business.

    Total revenue increased to $402.1 million for the year ended December 31, 1996 from $293.4 million for the year ended December 31, 1995, an increase of 37.0%. This increase was due to increases, as compared to the prior year period, for (a) recruitment advertising of $27.8 million or 63.3%, (b) yellow page advertising of $7.5 million or 8.5%, (c) search & selection of $15.4 million or 15.6%, (d) Internet of $6.4 million or 1644.6% and (e) temporary contracting of $51.5 million or 83.4%. A substantial portion of the increase in commissions and fees derived from recruitment advertising was due to acquisitions, including $11.2 million from Neville Jeffress, acquired July 1996, and the remainder was due to higher client spending and new clients. The increase in commissions and fees derived from yellow page advertising was due primarily to increased rates by the yellow page publishers and higher client spending. Fees derived from Internet were generated from placements of Internet advertising, as the Company's Internet products gained initial customer acceptance both from the Company's existing clients as well as new clients. Increases in revenue for 1996 and 1995 for search & selection and temporary contracting reflects additional clients and increased spending by existing clients.

    Salaries and related costs increased $37.6 million to $170.5 million for the year ended December 31, 1996. As a percent of total revenue, salaries and related costs decreased to 42.4% for the year ended December 31, 1996 from 45.3% for the year ended December 31, 1995. This decrease was primarily due to increased temporary contracting revenue, with the associated primary cost isolated as temporary contracting costs, partially offset by additional staff required to service increased gross billings, a higher percentage for costs related to Neville Jeffress and severance and temporary help expenses related to the consolidation of the recruitment advertising acquisitions. Internet staffing also increased by $2.8 million to $3.0 million, which is 45% of Internet commissions and fees.

    Temporary contracting costs increased $44.7 million to $95.1 million for the year ended December 31, 1996. The increase is a result of increased temporary contracting revenue. As a percent of temporary contracting revenue, temporary contracting costs increased to 83.9% for the year ended December 31, 1996 from 81.6% for the year ended December 31, 1995 reflecting movement of services into lower skilled areas.

    Office and general expenses increased $22.0 million to $97.0 million for the year ended December 31, 1996. As a percent of total revenue, office and general expenses decreased to 24.1% for the year ended

December 31, 1996 from 25.6% for the year ended December 31, 1995. This decrease was primarily due to increases in temporary contracting revenue, with the associated primary cost isolated as temporary contracting costs, partially offset by increased advertising of approximately $1.9 million, primarily related to the Company's introduction of The Monster Board-Registered Trademark-, general expenses related to higher gross billings, professional consulting fees for the establishment of Internet services and airplane related travel costs.

    Amortization of intangibles was $4.7 million for the year ended December 31, 1996 compared to $3.4 million for the year ended December 31, 1995. The increase was due to the Company's continued growth through acquisitions. As a percentage of total revenue, amortization of intangibles was 1.2% and 1.1% for the years ended December 31, 1996 and 1995, respectively.

    Special compensation of $52.0 million consists of a non-cash, non-recurring charge that reflects the value of shares issued in connection with the acquisition of the minority interests in predecessors of the Company because the stockholders had received such shares for nominal or no consideration and, accordingly, were not considered to have made a substantive investment for their shares. The value of such shares was based on the per share initial public offering price of $14.00 for the Company's Common Stock.

    Operating results declined $49.0 million to a loss of $17.3 million for the year ended December 31, 1996 as compared with operating income of $31.7 million for the year ended December 31, 1995. The decline was primarily due to the non-cash $52.0 million special compensation charge, increased advertising expenses of $2.5 million for the Company's Internet business and $5.1 million in direct operating expenses related to the Company's introduction of its Internet business. Operating results for the year ended December 31, 1996, as a percent of total revenue, declined to (4.3)% from 10.8% for the year ended December 31, 1995. This decline in operating income as a percent of commissions and fees was primarily due to the non-cash special compensation charge of $52.0 million in 1996 and costs in connection with the consolidation of the recruitment advertising acquisitions.

    Net interest expense increased $3.7 million to $14.2 million for the year ended December 31, 1996 as compared to $10.4 million for the year ended December 31, 1995. This increase in interest expense is due primarily to (i) a $2.6 million non-cash, non-recurring charge to reflect, upon exercise of a warrant issued in connection with the Company's financing agreement, the value of the stock issued at the Company's per share initial public offering price of $14.00 per share and the value recorded for the warrant when it was originally issued,
(ii) higher debt balances for working capital needs and (iii) acquisition financing, partially offset by lower borrowing costs and the repayment of a portion of the debt with the net cash proceeds of the Company's initial public offering. The Company's effective interest rate was 15.4% for the year ended December 31, 1996 compared with 11.1% for the year ended December 31, 1995. The higher interest charge in 1996 is primarily due to the $2.6 million non-cash, non-recurring charge in 1996.

    Taxes on income increased $0.4 million to $9.0 million for the year ended December 31, 1996 from $8.6 million for the year ended December 31, 1995 primarily due to lower pre-tax income. The effective tax rate for the year ended December 31, 1996 on income before income taxes of (28.2)% was lower than the U.S. Federal statutory rate of 34.0% primarily due to the non-cash special compensation charge of $52.0 million and $2.6 million in interest expense, described above, nondeductible expenses of approximately $2.9 million and approximately $1.7 million in interest computed on a receivable from the Company's principal stockholder. The effective tax rate for the year ended December 31, 1995 was 42.6% and the nondeductible expenses for 1995 were lower than in 1996.

    As a result of the above, the net loss applicable to common and Class B common stockholders was $42.1 million for the year ended December 31, 1996, or $(1.50) per diluted share, compared with net income of $10.4 million, or $.37 per diluted share, for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capital expenditures and (iv) advertising and development of its Internet business. The Company's working capital requirements are generally higher in the quarters ending March 31 and June 30 during which payments to the major yellow page directory publishers are at their highest levels. The Company has met its liquidity needs over the last three years through funds provided by operating activities, equity offerings in 1997 and 1996, long-term borrowings in 1997 and 1996, capital leases and vendor financing in 1996 and 1995. In December 1996, the Company completed the initial public offering of an aggregate of 4,147,408 shares of Common Stock at a purchase price of $14.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Ladenburg Thalmann & Co. Inc. In the initial public offering, certain stockholders sold an additional aggregate of 652,592 shares of Common Stock. The net proceeds to the Company from the initial public offering of $50.8 million were used to repay debt and, in early 1997, to repay accounts payable and to redeem preferred stock. In September 1997, the Company completed a second public offering of an aggregate of 2,400,000 shares of Common Stock at a purchase price of $23.00 per share in an underwritten public offering managed by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., BT Alex Brown Incorporated, Montgomery Securities and Ladenburg Thalmann & Co. Inc. In addition, certain stockholders sold an aggregate of 1,600,000 shares of Common Stock in such offering. The net proceeds to the Company from this offering of $63.4 million, including $12.2 million paid to the Company by certain stockholders, were used to repay debt, including debt incurred to fund the purchase of Austin Knight.

    Net cash provided by operating activities for the nine months ended September 30, 1998 was $33.1 million compared with $31.3 million for the nine months ended September 30, 1997. The increase of $1.8 million for the 1998 period compared with the 1997 period was primarily due to (1) $6.3 million of charges funded through stock issuances compared with $.6 million for the 1997 period, (2) a $5.3 million increase in depreciation and amortization expenses and (3) a $1.3 million increase in the provision for doubtful accounts substantially offset by (1) a $3.6 million increase in prepaid and other assets and (2) $6.6 million resulting from a greater increase in accounts receivable in the 1998 period as compared to the 1997 period than the increase in accounts payable and accrued liabilities for the same periods, reflecting increased payments to yellow page vendors. The cash for these payments was provided by higher borrowing capacity after the Company repaid a portion of its bank debt with proceeds from its second public offering in September 1997.

    Net cash provided by operating activities for the years ended December 31, 1997, 1996 and 1995 was $31.9 million, $27.9 million and $15.8 million, respectively. The increase in cash from operating activities for 1997 over 1996 was primarily due to increased net income, after adding back the effect of non-cash charges in 1996, partially offset by higher payments of accounts payable, including amounts to substantially repay vendor financed payables. The increase in cash from operating activities for 1996 over 1995 was primarily due to improved accounts receivable collection offset by greater payments of accounts payable and accrued liabilities, increased depreciation and amortization, decreases in work in progress and an increase in net income for 1996 after adding back the non-cash charges.

    Net cash used in investing activities for the nine months ended September 30, 1998 was $29.8 million compared with $68.4 million for the nine months ended September 30, 1997. The $38.6 million decrease from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 was primarily due to $45.0 million less in payments for acquisitions, reflecting the use of shares to make acquisitions of businesses, and $5.3 million less in capital expenditures. In addition, in the nine months ended September 30, 1997 the Company received a net payment of $11.8 million from its principal stockholder, as he used proceeds from the sale of some of his TMP stock sold in the secondary offering to repay the net outstanding debt owed to the Company.

    Net cash used in investing activities for the years ended December 31, 1997, 1996 and 1995 was $82.6 million, $42.9 million and $19.8 million, respectively. During 1997, with funds received from their sale of shares included with the Company's second public offering, the Principal Stockholder and certain other stockholders repaid $12.2 million to the Company. Payments for purchases of business acquisitions were $66.8 million in 1997, including $47.2 million for Austin Knight, $29.0 million in 1996 and $11.4 million in

1995. Capital expenditures, primarily for computer equipment and furniture and fixtures, were $27.3 million, $12.5 million and $10.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, in 1997, the Company acquired certain transportation equipment and made capital improvements for a total of $6.8 million, replacing the transportation equipment sold during 1996 for $6.1 million, and simultaneously entered into a $7.8 million financing agreement to fund the purchase and provide additional operating funds. In December 1996, the Company sold certain transportation equipment for $6.1 million receiving a note for $2.7 million and retained $1.2 million in cash, after payment of related debt. The Company estimates that its expenditures for computer equipment and software, furniture and fixtures and leasehold improvements will be approximately $25.0 million for 1998.

    EBITDA was $54.9 million for the nine months ended September 30, 1998, an increase of $7.2 million or 15.2% from $47.7 million for the nine months ended September 30, 1997. This improvement for 1998 as compared with 1997, reflects a $7.4 million increase in depreciation and amortization expense for 1998 as compared with 1997. However, as a percentage of total revenue, EBITDA decreased to 11.2% for the nine months ended September 30, 1998 from 11.8% for the nine months ended September 30, 1997. The decrease resulted primarily from the $9.6 million charge for merger costs, which was 2.0% of total revenue for the nine months ended September 30, 1998.

    EBITDA increased $68.3 million to $62.2 million for the year ended December 31, 1997 from $(6.1) million for the year ended December 31, 1996, and as a percent of total revenue increased to 11.2% for the year ended December 31, 1997 as compared to (1.5)% for the year ended December 31, 1996 due to a higher operating profit. For the year ended December 31, 1996, EBITDA decreased $44.9 million to $(6.1) million or 115.7% as compared to the year ended December 31, 1995. As a percent of total revenue, EBITDA decreased to (1.5)% for the year ended December 31, 1996 from 13.2% for the year ended December 31, 1995 primarily due to the $52.0 million non-cash special compensation charge in 1996, partially offset by a higher percentage of costs related to Neville Jeffress and severance and temporary help expenses related to consolidation of the recruitment advertising acquisitions.

    The Company's financing activities include equity offerings, borrowings and repayments under its financing agreement and payments on (i) installment notes, principally to finance acquisitions, and (ii) capital leases. In the fourth quarter of 1996, the Company completed its initial public offering of 4,147,408 shares of Common Stock for net proceeds to the Company of $50.8 million and in the third quarter of 1997, the Company completed its second public offering of 2,400,000 shares of Common Stock for net proceeds to the Company (excluding the repayment of $12.2 million to the Company by certain stockholders) of $51.2 million. With a portion of the proceeds received from its initial public offering, the Company, in January 1997, redeemed all of the shares of the cumulative preferred stock issued by a subsidiary, reported as a minority interest, and its previously issued preferred stock for approximately $3.1 million and $2.1 million, respectively. Such redemptions included approximately $100,000 each of premiums. The company's financing activities used net cash of $3.1 million and provided $37.9 million in the nine months ended September 30, 1998 and 1997, respectively. The decrease of $41.0 million reflects the receipt of $51.2 million in cash from the Company's second public offering in 1997, partially offset by $6.2 million used for the redemption of a minority interest and preferred stock and the payment of $6.9 million for dividends by pooled companies, compared with $6.3 million for dividends paid by pooled companies for the 1998 period partially offset by net borrowings of $4.2 million and $1.4 million from the exercise of employee stock options. The Company's financing activities provided net cash of $54.7 million, $18.3 million and $4.2 million in 1997, 1996 and 1995, respectively. In November, 1997 the Company amended its financing agreement with BNY Financial Corporation to provide for borrowings up to $175 million under a revolving credit facility. Such facility has been used to finance the Company's acquisitions and for working capital requirements. As of December 31, 1997, there was $95.8 million outstanding under such facility. As of December 31, 1998, there was approximately $57.4 million available under such facility. The Company believes it will be able to fund its short-term cash needs through funds from operations, its credit facilities in the United States, the United Kingdom, Canada and Australia and, to a lesser extent, equipment leases. The financing agreement with BNY Financial Corporation terminates on June 27, 2001 and currently bears interest at 7.5% per annum. The interest rate of the financing agreement is determined pursuant to a formula whereby the interest rate, at the Company's option, is either (i) the prime rate less 1% or (ii) the Federal Funds rate less 1/2 of 1% or (iii) LIBOR plus 1 1/2%. The borrowings are secured by a lien on substantially all of the Company's assets. In addition, the financing agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, make future capital expenditures, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios.

    Part of the Company's acquisition strategy is to pay, over time, a portion of the purchase price of certain acquisitions through seller financed notes. Accordingly, such notes are included in long term debt, are generally payable over five years and totaled $9.5 million at December 31, 1997.

    The Company intends to continue its acquisition strategy and promotion of its Internet activities through the use of operating profits, borrowings against its long-term debt facility and seller financed notes. The Company believes that its anticipated cash flow from operations, as well as the availability of funds under its existing financing agreements and the net proceeds of its recent supplemental public offering and access to public equity and debt markets, will provide it with liquidity to meet its current forseeable cash needs for at least the next year. However, if the Company determines that conditions are favorable, the Company would consider additional corporate finance transactions.

YEAR 2000 ISSUE

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

    The Company has developed a comprehensive plan to deal with the Year 2000 issue. The plan is an evolving document as the Company continues to acquire and integrate companies throughout 1999. The plan is intended to achieve three basic objectives: to ensure that core systems will operate reliably through the year 2000 and beyond; to ensure that each business unit within the Company follows a consistent approach and adheres to project deadlines; and to track the status of all Year 2000 efforts.

    The Company's Year 2000 task force is currently conducting an inventory of and developing testing procedures for all software and other systems that it believes might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems used, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. The Company's plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. The Company plans to complete this process prior to the end of the third quarter of 1999. Until such testing is completed and such vendors and providers are contacted, the Company will not be able to completely evaluate whether its systems will need to be revised or replaced.

COSTS

    The Company expects to incur approximately $3.0 million, globally, during 1998 and 1999 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of these costs will to relate to the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such costs, are not expected to have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS

    The Company is not currently aware of any Year 2000 compliance problems relating to its systems that would have a material adverse effect on its business, results of operations and financial condition, without taking into account the Company's efforts to avoid or fix such problems. There can be no assurance that the Company will not discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into TMP's material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. The failure of the Company to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    TMP is heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to TMP could cause TMP's members and visitors to consider seeking alternate providers or cause an unmanageable burden on its technical support, which in turn could materially and adversely affect TMP's business, financial condition and results of operations.

    In addition, there can be no assurance that governmental agencies, utility companies, internet access companies, third-party service providers and others outside of TMP's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of TMP, such as a prolonged internet, telecommunications or electrical failure, which could also prevent TMP from delivering its services to its customers, decrease the use of the internet or prevent users from accessing its Web sites which could have a material adverse effect on TMP's business, results of operations and financial condition.

CONTINGENCY PLAN

    As discussed above, the Company is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of the Company's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

FLUCTUATIONS OF QUARTERLY RESULTS

    The Company's quarterly commissions and fees are affected by the timing of yellow page directory closings which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. The Company's quarterly commissions and fees for recruitment advertising, excluding the effect of acquisitions made throughout the year, are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising. This economic cyclicality also has a major effect on search & selection and temporary contracting volume. Moreover, the Company's recruitment advertising acquisition activity has had more of an impact on the Company's recently reported quarterly results than any other factor. See Note 2 to the Company's Supplemental Consolidated Financial Statements.

    The following table sets forth supplemental summary quarterly unaudited financial information for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996. Amounts have been restated to reflect the effect of the retroactive restatement for business combinations completed through January 1999, accounted for as poolings of interests, and the change in accounting for a waived bonus to the Company's CEO/Principal Stockholder: (in millions, except share and per share amounts)

                                                                                            1998 QUARTERS
                                                                               ---------------------------------------
                                                                                MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                                               -----------  -----------  -------------
Commissions and fees:
  Recruitment advertising....................................................   $    43.5    $    43.2     $    39.7
  Yellow page advertising....................................................        22.0         25.4          30.1
  Search & selection.........................................................        38.1         41.1          40.6
  Internet...................................................................         7.7         10.7          13.3
                                                                               -----------  -----------       ------
Total commissions and fees...................................................       111.3        120.4         123.7
  Temporary contracting......................................................        41.2         46.1          46.2
                                                                               -----------  -----------       ------
Total revenue................................................................   $   152.5    $   166.5     $   169.9
                                                                               -----------  -----------       ------
                                                                               -----------  -----------       ------
Operating income.............................................................   $    10.4    $    13.5     $    11.7
Net income applicable to common and Class B
  common stockholders........................................................   $     4.4    $     5.8     $     5.3
Net income per common and Class B common share:
  Basic......................................................................   $     .13    $     .17     $     .15
  Diluted....................................................................   $     .12    $     .16     $     .15
Weighted average shares outstanding (in thousands):
  Basic......................................................................      34,898       34,949        34,971
  Diluted....................................................................      36,204       35,999        36,123

                                                                                    1997 QUARTERS
                                                                ------------------------------------------------------
                                                                 MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                                -----------  -----------  -------------  -------------
Commissions and fees:
  Recruitment advertising.....................................   $    25.8    $    29.0     $    33.6      $    38.8
  Yellow page advertising.....................................        20.3         23.5          29.2           25.0
  Search & selection..........................................        35.2         36.8          35.6           39.8
  Internet....................................................         3.8          4.5           4.8            5.8
                                                                -----------  -----------       ------         ------
Total commissions and fees....................................        85.1         93.8         103.2          109.4
  Temporary contracting.......................................        41.0         40.3          41.2           41.3
                                                                -----------  -----------       ------         ------
Total revenue.................................................   $   126.1    $   134.1     $   144.4      $   150.7
                                                                -----------  -----------       ------         ------
                                                                -----------  -----------       ------         ------
Operating income..............................................   $    11.6    $    10.8     $    12.8      $     8.1
Net income applicable to common and Class B common
  stockholders................................................   $     5.7    $     4.7     $     5.1      $     3.0
Net income per common and Class B common share:
  Basic.......................................................   $     .18    $     .15     $     .16      $     .09
  Diluted.....................................................   $     .17    $     .14     $     .15      $     .08
Weighted average shares outstanding (in thousands):
  Basic.......................................................      32,172       32,196        32,683         34,766
  Diluted.....................................................      32,615       32,822        33,360         35,398

                                                                                    1996 QUARTERS
                                                                ------------------------------------------------------
                                                                 MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                                                -----------  -----------  -------------  -------------
Commissions and fees:
  Recruitment advertising.....................................   $    14.9    $    14.9     $    20.8      $    21.1
  Yellow page advertising.....................................        20.7         23.3          28.1           23.8
  Search & selection..........................................        26.4         28.5          29.4           30.0
  Internet....................................................          .9          1.5           2.1            2.3
                                                                -----------  -----------       ------         ------
Total commissions and fees....................................        62.9         68.2          80.4           77.2
  Temporary contracting.......................................        24.7         24.7          31.1           32.8
                                                                -----------  -----------       ------         ------
Total revenue.................................................   $    87.6    $    92.9     $   111.5      $   110.0
                                                                -----------  -----------       ------         ------
                                                                -----------  -----------       ------         ------
Operating income (loss).......................................   $     7.2    $     7.4     $     7.4      $   (39.3)
Net income (loss) applicable to common and Class B common
  stockholders................................................   $     2.1    $     3.1     $     1.4      $   (48.7)
Net income (loss) per common and Class B common share:
  Basic.......................................................   $     .08    $     .11     $     .05      $   (1.71)
  Diluted.....................................................   $     .08    $     .11     $     .05      $   (1.71)
Weighted average shares outstanding (in thousands):
  Basic.......................................................      27,849       27,819        27,624         28,503
  Diluted.....................................................      27,981       28,399        27,755         28,503

    Earnings per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of the quarters may not equal the full year earnings per share amount, which reflects the weighted average effect on an annual basis. In addition, diluted earnings per share calculations for each quarter include the effect of stock options and warrants, when dilutive to the quarter.

    During the three months ended December 31, 1996 the Company received one time fees of $150,000, $175,000, and $220,000 for a research study, executive search services and for assisting in the procurement of bank financing, respectively. The research study fee is included as a reduction of office and general expenses, the executive search fee is included in commissions and fees and the loan procurement fee is included in other income in the accompanying Supplemental Statement of Operations for the year ended December 31, 1996.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

    The following are the supplemental consolidated financial statements and exhibits of TMP Worldwide Inc. and Subsidiaries which are filed as part of this report.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                                                                                                           PAGE NO.
                                                                                                          -----------
SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS:
  Balance sheet as of September 30, 1998 (unaudited)....................................................         F-2
  Statements of income for the nine months ended September 30, 1998 and 1997 (unaudited)................         F-3
  Statement of stockholders' equity for the nine months ended September 30, 1998 (unaudited)............         F-4
  Statements of cash flows for the nine months ended September 30, 1998 and 1997 (unaudited)............         F-5
  Notes to supplemental consolidated condensed financial statements (unaudited).........................         F-6

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants....................................................        F-11
  Independent Auditor's Report to Members...............................................................        F-12
  Balance sheets as of December 31, 1997 and 1996.......................................................        F-13
  Statements of operations for the years ended December 31, 1997, 1996 and 1995.........................        F-14
  Statements of stockholders' equity (deficit) for the years ended December 31, 1997, 1996 and 1995.....        F-15
  Statements of cash flows for the years ended December 31, 1997, 1996 and 1995.........................        F-16
  Notes to supplemental consolidated financial statements...............................................        F-17
  Report of Independent Certified Public Accountants....................................................        F-41
  Supplemental Schedule II: Valuation and qualifying accounts for the years ended December 31, 1997,
  1996 and 1995.........................................................................................        F-42

    All other schedules are omitted because the required information is either inapplicable or is included in the supplemental consolidated financial statements or the notes thereto.

  Exhibit 23.1 Consent of Independent Certified Public Accountants

  Exhibit 23.2 Consent of Independent Chartered Accountants

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................................   $    27,289
  Accounts receivable, net.........................................................................       345,116
  Work-in-process..................................................................................        16,367
  Prepaid and other................................................................................        22,054
                                                                                                     -------------
    Total current assets...........................................................................       410,826
Property and equipment, net........................................................................        58,213
Deferred income taxes..............................................................................         4,201
Intangibles, net...................................................................................       190,018
Other assets.......................................................................................         5,501
                                                                                                     -------------
                                                                                                      $   668,759
                                                                                                     -------------
                                                                                                     -------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................................................   $   260,553
  Accrued expenses and other liabilities...........................................................        82,135
  Accrued restructuring costs......................................................................        20,902
  Deferred revenue.................................................................................        13,927
  Deferred income taxes............................................................................        11,862
  Current portion of long-term debt................................................................         9,075
                                                                                                     -------------
    Total current liabilities......................................................................       398,454
Long-term debt, less current portion...............................................................       133,092
Other liabilities..................................................................................         1,007
                                                                                                     -------------
    Total liabilities..............................................................................       532,553
                                                                                                     -------------
Minority interests.................................................................................           475
                                                                                                     -------------
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000 shares; issued and outstanding-- none.......            --
  Common stock, $.001 par value, authorized 200,000,000 shares; issued and outstanding:
    32,480,278.....................................................................................            33
  Class B common stock, $.001 par value, authorized 39,000,000 shares; issued and outstanding:
    2,381,000......................................................................................             2
  Additional paid-in capital.......................................................................       174,390
  Foreign currency translation adjustment..........................................................        (3,246)
  Accumulated deficit..............................................................................       (35,448)
                                                                                                     -------------
    Total stockholders' equity.....................................................................       135,731
                                                                                                     -------------
                                                                                                      $   668,759
                                                                                                     -------------
                                                                                                     -------------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

            SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Revenue:
  Commissions and fees....................................................................  $  355,407  $  282,192
  Temporary contracting...................................................................     133,501     122,589
                                                                                            ----------  ----------
Total revenue.............................................................................     488,908     404,781
                                                                                            ----------  ----------
Operating expenses:
  Salaries and related costs..............................................................     214,700     176,421
  Temporary contracting costs.............................................................     111,227      97,299
  Office and general......................................................................     109,923      89,836
  Amortization of intangibles.............................................................       6,779       4,905
  CEO bonus...............................................................................       1,125       1,125
  Merger costs............................................................................       9,577      --
                                                                                            ----------  ----------
      Total operating expenses............................................................     453,331     369,586
                                                                                            ----------  ----------
Operating income..........................................................................      35,577      35,195
                                                                                            ----------  ----------
Other income (expense):
  Interest expense, net...................................................................      (7,493)     (6,564)
  Other, net..............................................................................        (822)        (92)
                                                                                            ----------  ----------
      Total other (expense), net..........................................................      (8,315)     (6,656)
                                                                                            ----------  ----------
Income before provision for income taxes, minority interests and equity in (losses) of
  affiliates..............................................................................      27,262      28,539
Provision for income taxes................................................................      11,407      12,454
                                                                                            ----------  ----------
Income before minority interests and equity in (losses) of affiliates.....................      15,855      16,085
Minority interests........................................................................         (17)        393
Equity in (losses) of affiliates..........................................................        (297)        (20)
                                                                                            ----------  ----------
Net income................................................................................      15,575      15,672
Preferred stock dividend..................................................................          --        (123)
                                                                                            ----------  ----------
Net income applicable to common and Class B common stockholders...........................  $   15,575  $   15,549
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net income per common and Class B common share:
  Basic...................................................................................  $      .45  $      .48
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Diluted.................................................................................  $      .43  $      .47
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average shares outstanding:
  Basic...................................................................................      34,975      32,336
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Diluted.................................................................................      36,066      32,937
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                              CLASS B
                                  COMMON STOCK,            COMMON STOCK,                      FOREIGN
                                 $.001 PAR VALUE          $.001 PAR VALUE      ADDITIONAL    CURRENCY                     TOTAL
                              ----------------------  -----------------------    PAID-IN    TRANSLATION  ACCUMULATED   STOCKHOLDERS'
                               SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL    ADJUSTMENT     DEFICIT        EQUITY
                              ---------  -----------  ----------  -----------  -----------  -----------  ------------  ------------
Balance, January 1, 1998....  21,200,941  $      21   13,587,541   $      14    $ 166,861    $  (1,035)   $  (47,929)   $  117,932
Issuance of common stock in
  connection with the
  exercise of options.......    150,662      --           --          --            1,405                     --             1,405
Issuance of common stock for
  purchases of interests in
  subsidiaries..............     62,413      --           --          --            1,627       --            --             1,627
Redemption of common stock..   (287,352)     --           --          --             (668)      --            --              (668)
Issuance of common stock for
  matching contribution to
  401(k) plan...............     27,273      --           --          --              627       --            --               627
Conversion of Class B common
  shares to common shares...  11,206,541         12   (11,206,541)        (12)     --           --            --            --
Issuance of common stock for
  bonuses...................    119,800      --           --          --            3,413       --            --             3,413
Foreign currency translation
  adjustment................     --          --           --          --           --           (2,211)       --            (2,211)
Capital contribution by
  Principal Stockholder re:
  CEO bonus.................     --          --           --          --            1,125       --            --             1,125
Net income..................     --          --           --          --           --           --            15,575        15,575
Pooled Company's earnings
  included in both December
  31, 1997 and September 30,
  1998 income statements....     --          --           --          --           --           --            (1,345)       (1,345)
Dividends declared by pooled
  companies.................     --          --           --          --           --           --            (1,749)       (1,749)
                              ---------         ---   ----------         ---   -----------  -----------  ------------  ------------
Balance, September 30,
  1998......................  32,480,278  $      33    2,381,000   $       2    $ 174,390    $  (3,246)   $  (35,448)   $  135,731
                              ---------         ---   ----------         ---   -----------  -----------  ------------  ------------
                              ---------         ---   ----------         ---   -----------  -----------  ------------  ------------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                           ----------------------
                                                                                              1998        1997
                                                                                           ----------  ----------
Cash flows from operating activities:
  Net income.............................................................................  $   15,575  $   15,672
                                                                                           ----------  ----------
    Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of property and equipment..............................      11,539       8,092
    Amortization of intangibles..........................................................       6,779       4,905
    Amortization of deferred compensation................................................       2,127          --
    Provision for doubtful accounts......................................................       3,331       2,056
    Common stock issued for stay bonus...................................................       3,413          --
    Common stock issued for match to 401(k) plan.........................................         627         555
    CEO bonus and indemnity payment......................................................       1,125       1,400
    Minority interests...................................................................         (17)        393
    Provision for deferred income taxes..................................................       3,756       5,458
    Other................................................................................       1,042         248
    Changes in assets and liabilities, net of effects of purchases of businesses:
      Increase in accounts receivable, net...............................................     (46,931)    (13,657)
      Increase in work-in-process........................................................        (882)       (639)
      Increase in prepaid and other......................................................      (6,453)     (2,841)
      (Increase) decrease in other assets................................................         163      (1,639)
      Increase in accounts payable, accrued expenses and other liabilities...............      37,935      11,319
                                                                                           ----------  ----------
    Total adjustments....................................................................      17,554      15,650
                                                                                           ----------  ----------
        Net cash provided by operating activities........................................      33,129      31,322
                                                                                           ----------  ----------
Cash flows from investing activities:
    Payments pursuant to notes to Principal Stockholder..................................          --      (3,064)
    Repayments from Principal Stockholder................................................          --      14,903
    Capital expenditures.................................................................     (14,090)    (19,428)
    Payments for purchases of businesses, net of cash acquired...........................     (15,674)    (60,723)
    Advances to and investments in affiliates............................................          --         (71)
                                                                                           ----------  ----------
        Net cash used in investing activities............................................     (29,764)    (68,383)
                                                                                           ----------  ----------
Cash flows from financing activities:
    Payments on capitalized leases.......................................................      (2,250)     (2,170)
    Borrowings under line of credit and proceeds from issuance of debt...................     755,455     476,845
    Repayments under line of credit and principal payments on debt.......................    (751,234)   (476,180)
    Proceeds from stock issuance.........................................................          --      51,165
    Cash received from the exercise of employee stock options............................       1,405         539
    Distributions to minority interest...................................................        (115)        (25)
    Redemption of minority interest (including premium)..................................          --      (3,133)
    Redemption of preferred stock (including premium)....................................          --      (2,105)
    Dividends paid by pooled companies...................................................      (6,322)     (6,874)
    Dividends on preferred stock.........................................................          --        (123)
                                                                                           ----------  ----------
        Net cash (used in) provided by financing activities..............................      (3,061)     37,939
                                                                                           ----------  ----------
Net increase in cash and cash equivalents................................................         304         878
Cash and cash equivalents, beginning of year.............................................      26,985      23,022
                                                                                           ----------  ----------
Cash and cash equivalents, end of period.................................................  $   27,289  $   23,900
                                                                                           ----------  ----------
                                                                                           ----------  ----------

    See accompanying notes to supplemental consolidated condensed financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

       NOTES TO SUPPLEMENTAL CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

    The supplemental consolidated condensed interim financial statements included herein have been prepared by TMP Worldwide Inc. ("TMP" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

    These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these supplemental consolidated condensed financial statements be read in conjunction with the supplemental consolidated financial statements and notes thereto included elsewhere in this report. The Company follows the same accounting policies in preparation of interim financial statements.

    Results of operations for the interim periods may not be indicative of annual results.

    Previously, the Company had not charged earnings for bonuses specified in its employment agreement with Andrew J. McKelvey, its CEO and Principal Stockholder, because he permanently waived his receipt of the bonuses due to him before the start of the period to which it related. However, the Securities and Exchange Commission informed the Company, that in accordance with their interpretation of Staff Accounting Bulletin 79, Topic 5T "Accounting for Expenses or Liabilities paid by the Principal Stockholder," TMP must record bonus expense for this item, even though it has been permanently waived.

    During the period of January 1, 1998 through January 31, 1999, TMP Worldwide Inc. and Subsidiaries (the "Company" or "TMP") completed the following acquisitions ( the "Pooled Companies") which provided for the exchange of all of the outstanding stock of each entity for shares of TMP common stock and have been accounted for as poolings of interests (the "Mergers"):

                                                      NATURE OF                                    NUMBER OF TMP
POOLED COMPANY                                        OPERATIONS             ACQUISITION DATE      SHARES ISSUED
--------------------------------------------  --------------------------  ----------------------  ---------------
Johnson Smith & Knisely ("JSK")               Search & selection                     May 6, 1998        771,353
TASA Holding AG ("TASA")                      Search & selection                 August 31, 1998      1,703,894
Stackig, Inc. ("Stackig")                     Advertising                     September 30, 1998        507,082
Recruitment Solutions, Inc.                   Search & selection                 October 2, 1998        104,042
Sunquest, L.L.C. d.b.a. the SMART Group       Advertising                       November 2, 1998        309,702
The Consulting Group (International) Limited  Search & selection                December 2, 1998        246,606
Morgan & Banks Limited ("M&B")                Search & selection and            January 28, 1999      5,150,924
                                              temporary contracting

    The Company's consolidated financial statements have been retroactively restated as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 to reflect the recording of bonus expense and the consummation of the Mergers. The supplemental consolidated financial statements give retroactive effect to the Mergers which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if the combining

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION (CONTINUED) companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of the financial statements for the period that includes the dates of the Mergers. The supplemental consolidated statements of stockholders' equity reflect the accounts of TMP as if the additional common stock issued in connection with the Mergers had been issued for all periods presented.

    The supplemental consolidated balance sheet of TMP as of September 30, 1998 has been combined with those of the Pooled Companies as of September 30, 1998. For the nine months ended September 30, 1998 and 1997, the results of TMP have been combined with those of the Pooled Companies for the same periods. The results for M&B for the three months ended March 31, 1998 and 1997 are included in the Supplemental Consolidated Statement of Operations for the years ended December 31, 1997 and 1996 and for the nine months ended September 30, 1998 and 1997. When translated at the appropriate exchange rate for the September 30, 1998 period, revenue was approximately $53.8 million, net income was approximately $1.3 million, and the effect on the diluted net income per share was $0.04. Revenue, net income and the effect on the diluted net income per share was approximately $40.9 million, $1.8 million, and $0.06, respectively, for the three months ended March 31, 1997, when translated at the appropriate exchange rates for the nine months ended September 30, 1997.

    Basic earnings per share assumes no dilution, and is computed by dividing income available to common and Class B common shareholders by the weighted average number of common and Class B common shares outstanding during each period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effects of common shares issuable upon exercise of stock options and warrants, and contingent shares.

    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

                                                                   NINE MONTHS ENDED SEPTEMBER
                                                                               30,
                                                                   ----------------------------
                                                                       1998           1997
                                                                   -------------  -------------
Basic............................................................       34,975         32,336
Contingent shares................................................           82             --
Effect of assumed conversion of stock options....................        1,009            601
                                                                        ------         ------
Diluted..........................................................       36,066         32,937
                                                                        ------         ------
                                                                        ------         ------

NOTE 2--BUSINESS ACQUISITIONS

    In the nine month period ended September 30, 1998, the Company completed eleven acquisitions which are being accounted for as purchases. These purchases were comprised of (a) a human resources consulting firm intended to expand the traditional advertising services offered to the company's recruitment advertising clients, (b) two recruitment advertising agencies in Singapore, (c) four recruitment advertising agencies in Europe, two in England, one in Germany and one in the Netherlands (d) two U.S.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 2--BUSINESS ACQUISITIONS (CONTINUED) based websites, AboutWork.com and StudentCenter.com and (e) two selection agencies, one in France and one in Spain. The Company also completed three acquisitions which are being accounted for as poolings of interests, two in executive search and one in recruitment advertising. (See Note 1.) The total value of cash paid, promissory notes issued, and common stock issued for all of these transactions was approximately $102,023, including $85,276 of TMP common stock, for the 1998 period compared with $74,279 paid for acquisitions in the 1997 period.

    The summarized unaudited pro forma results of operations set forth below for the nine month periods ended September 30, 1998 and 1997 assume that the acquisitions, accounted for under the purchase method, in 1998 and 1997, occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Total revenue.............................................................................  $  494,839  $  418,264
Net income applicable to common and Class B common stockholders...........................      15,307      16,499
Net income per common and Class B common share:
  Basic...................................................................................         .44         .51
  Diluted.................................................................................         .42         .50

NOTE 3--MERGER COSTS

    During the nine month period ended September 30, 1998, the Company completed the acquisitions of JSK, TASA and Stackig, which are being accounted for as poolings-of-interests. (See Note 1.) In connection with these acquisitions, the Company expensed merger related costs of $9,577. The $9,577 of merger costs for the nine month period ended September 30, 1998 consists of (1) $5,539 of non-cash employee stay bonuses, which included (a) $2,127 for the amortization of a $4,254 charge being expensed over the twelve months from April 1, 1998 to March 31, 1999 for TMP shares set aside for key personnel of JSK who must remain employees of the Company for a full year in order to earn such shares, (the "JSK Stay Bonus") and (b) $3,412 for TMP shares to key personnel of TASA as employee stay bonuses and (2) $4,038 of transaction related costs, including legal, accounting and advisory fees and the costs incurred for the subsequent registration of shares issued in the acquisitions.

NOTE 4--COMPREHENSIVE NET INCOME

    SFAS No. 130 "Reporting Comprehensive Income", requires that all components of comprehensive income and total comprehensive income be reported on one of the following: a statement of income and comprehensive income, a statement of comprehensive income or a statement of stockholders' equity. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in additional paid-in capital) and distributions to owners (dividends). For interim purposes, SFAS No. 130 requires disclosure of total comprehensive income.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 4--COMPREHENSIVE NET INCOME (CONTINUED)
    Total comprehensive income is as follows:

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                        ------------------------
                                                                           1998         1997
                                                                        -----------  -----------
Net income............................................................   $  15,575    $  15,672
Foreign currency translation adjustment...............................      (2,211)        (369)
                                                                        -----------  -----------
Comprehensive income..................................................   $  13,364    $  15,303
                                                                        -----------  -----------
                                                                        -----------  -----------

NOTE 5--ACCRUED RESTRUCTURING COSTS

    In connection with acquisitions completed in 1997, the Company recorded certain accruals for restructuring costs to be incurred in connection with preliminary restructuring plans formulated at the time of the respective acquisitions. Such plans involved the closure of certain offices of the acquired companies and the termination of certain management and employees. The objective of the plans was to create a single brand in the related markets in which the Company operates. The preliminary plans were finalized in July 1998. Following is an analysis of the types of expenses accrued as well as charges against the accruals during the period ended September 30, 1998:

                                                           BALANCE                                      BALANCE
                                                      DECEMBER 31, 1997   ADDITIONS    PAYMENTS    SEPTEMBER 30, 1998
                                                      -----------------  -----------  -----------  ------------------
Assumed obligations on leased facilities to be
  closed............................................      $   7,830       $   3,992    $    (559)      $   11,263
Consolidation of acquired facilities................          2,521           1,580         (493)           3,608
Contracted lease payments exceeding current market
  costs.............................................            783              34           --              817
Severance, relocation and other employee costs......          4,017           2,280       (2,782)           3,515
Pension obligation..................................          1,650              49           --            1,699
                                                            -------      -----------  -----------         -------
Total...............................................      $  16,801       $   7,935    $  (3,834)      $   20,902
                                                            -------      -----------  -----------         -------
                                                            -------      -----------  -----------         -------

NOTE 6--SUBSEQUENT EVENT

    On November 5, 1998, the Company renegotiated its existing credit facility with its primary lender, the Bank of New York. The new agreement provides for a five year $175 million revolving credit facility at lower borrowing costs than the previous agreement, putting the Company's current interest rate at LIBOR plus 87.5 basis points as compared with LIBOR plus 150 basis points under the old facility.

    On March 11, 1999 the Company and LAI Worldwide ("LAI") announced that they had entered into an agreement by which the Company will acquire all of the outstanding shares of LAI and that the transaction is expected to be accounted for as a pooling of interests.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)

NOTE 6--SUBSEQUENT EVENT (CONTINUED)
    The acquisition is anticipated to close in the third quarter of 1999. It is estimated that costs associated with the merger, including a non-cash charge of $2.7 million to reflect the accelerated vesting of equity incentives due LAI employees, will be approximately $6.0 million.

    Under the terms of the agreement, each share of LAI stock will be exchanged for 0.1321 shares of the Company common stock, assuming that the average share price of the Company's common stock for the 20 days ending on the 2nd day prior to closing is between $42.00 and $64.00 per share. Should such 20-day average share price fall below $42.00 per share, unless the Company elects to terminate the acquisition, the exchange ratio will be adjusted to that obtained by dividing $5.55 by the Company's 20-day average stock price measured prior to closing. Should such 20-day average share price exceed $64.00 per share, the exchange ratio will be adjusted to that obtained by dividing $8.45 by the Company's 20-day average stock price measured prior to closing, but not below that which would provide LAI shareholders with a fraction of a share of the Company's common stock equal to $5.55. Based on the exchange ratio of 0.1321, the Company expects to issue approximately 1.2 million shares, including the effect of options. The agreement is subject to customary closing conditions, including approval by the shareholders of LAI Worldwide.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    We have audited the accompanying supplemental consolidated balance sheets of TMP Worldwide Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of TMP Worldwide Inc. and Subsidiaries and Johnson Smith & Knisely Inc. on May 6, 1998, TASA Holding AG on August 31, 1998, Stackig, Inc. on September 30, 1998, Recruitment Solutions, Inc. on October 2, 1998, SunQuest, L.L.C., d.b.a. the SMART Group on November 2, 1998, The Consulting Group (International) Limited on December 2, 1998 and Morgan & Banks Limited on January 28, 1999, which have been accounted for as poolings of interests as described in Notes 2 and 5 to the supplemental consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Morgan & Banks Limited as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998, which were combined with the Company's financial statements as of December 31, 1997 and 1996 and for each of three years in the period ended December 31, 1997, which financial statements reflect total assets of approximately $54.4 million and $51.2 million as of March 31, 1998 and 1997 and total revenues of approximately $106.6 million, $174.4 million and $235.8 million for each of the three years in the period ended March 31, 1998, respectively. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Morgan & Banks Limited, is based solely on the report of the other auditor.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditor, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of TMP Worldwide Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the mergers referred to above, in conformity with generally accepted accounting principles.

    As discussed in Note 13B, the accompanying supplemental consolidated financial statements have been restated to reflect the effect of a change in the accounting treatment for bonuses waived by the CEO/ Principal Stockholder.

                                          /s/ BDO SEIDMAN, LLP
       -------------------------------------------------------------------------
                                          BDO SEIDMAN, LLP

New York, New York
March 20, 1998, except for Notes 2, 5 and 13B for which the date is February 26, 1999

                    INDEPENDENT AUDITOR'S REPORT TO MEMBERS

SCOPE

    We have audited the financial statements of Morgan & Banks Limited for the financial years ended 31 March 1998, 1997 and 1996. The financial statements include the consolidated accounts of the economic entity comprising the company and the entities it controlled at each year's end or from time to time during the financial year. The company's directors are responsible for the preparation and presentation of the financial statements and the information they contain. We have conducted an independent audit of these financial statements in order to express an opinion on them to the members of the company.

    Our audit has been conducted in accordance with Australian Auditing Standards which do not differ in any material respects from generally accepted auditing standards in the United States of America to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian Accounting Standards and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) and statutory requirements so as to present a view which is consistent with our understanding of the company's and the economic entity's financial position, and the results of their operations and their cash flows.

    The names of the entities controlled during all or part of, or at the end of, the financial year, but of which we have not acted as auditors are set out in Note 32 to the financial statements. We have, however, received sufficient information and explanations concerning these controlled entities to enable us to form an opinion on the consolidated accounts. The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

    In our opinion, the financial statements of Morgan & Banks Limited are properly drawn up:

(a) so as to give a true and fair view of

    - the state of affairs as at 31 March 1998 and 1997 and the profit and cash flows for the financial years ended 31 March 1998, 1997 and 1996 of the company and the economic entity; and

    - the other matters required by Divisions 4, 4A and 4B of Part 3.6 of the Corporations Law to be dealt with in the financial statements;

(b) in accordance with the provisions of the Corporation Law; and

(c) in accordance with applicable Australian Accounting Standards and other mandatory professional reporting requirements.

          [LOGO]                               /s/ A.P. WHITING
--------------------------------------------   --------------------------------------------
Chartered Accountants                          A.P. Whiting
New South Wales Partnership                    Partner

Sydney, 16 June 1998, except for Note 2 of Notes to and Forming Part of the Consolidated Financial
Statements, for which the date is 21 September
1998.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                          ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   26,985  $   23,022
  Accounts receivable, net................................................................     303,897     233,916
  Work-in-process.........................................................................      15,623      14,709
  Prepaid and other.......................................................................      16,505      10,713
                                                                                            ----------  ----------
    Total current assets..................................................................     363,010     282,360
Receivable from Principal Stockholder, net................................................      --          11,413
Property and equipment, net...............................................................      52,094      32,548
Deferred income taxes.....................................................................       5,330       9,492
Intangibles, net..........................................................................     167,457      82,102
Other assets..............................................................................       7,689       5,747
                                                                                            ----------  ----------
                                                                                            $  595,580  $  423,662
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $  225,863  $  200,416
  Accrued expenses and other current liabilities..........................................      80,579      60,098
  Accrued restructuring costs.............................................................      16,801      --
  Deferred revenue........................................................................       7,992       3,640
  Deferred income taxes...................................................................       9,372       8,791
  Current portion of long-term debt.......................................................      12,068      12,650
                                                                                            ----------  ----------
    Total current liabilities.............................................................     352,675     285,595
Long-term debt, less current portion......................................................     123,211      76,309
Other liabilities.........................................................................       1,331       1,015
                                                                                            ----------  ----------
    Total liabilities.....................................................................     477,217     362,919
                                                                                            ----------  ----------
Minority interests........................................................................         431       3,705
                                                                                            ----------  ----------
Redeemable preferred stock................................................................      --           2,000
                                                                                            ----------  ----------
Stockholders' equity:
  Preferred stock, $.001 par value, authorized 800,000 shares; issued and outstanding--none.....................................................................
  Common stock, $.001 par value, authorized 200,000,000 shares; issued and
    outstanding--21,200,941 and 17,255,896, shares, respectively..........................          21          17
  Class B common stock, $.001 par value, authorized 39,000,000 shares; issued and
    outstanding--13,587,541 and 14,787,541 shares, respectively...........................          14          15
  Additional paid-in capital..............................................................     166,861     108,395
  Foreign currency translation adjustment.................................................      (1,035)      2,651
  Deficit.................................................................................     (47,929)    (56,040)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................     117,932      55,038
                                                                                            ----------  ----------
                                                                                            $  595,580  $  423,662
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1997       1996       1995
                                                                                  ---------  ---------  ---------
Revenue:
  Commissions and fees..........................................................  $ 391,485  $ 288,779  $ 231,626
  Temporary contracting.........................................................    163,831    113,299     61,768
                                                                                  ---------  ---------  ---------
      Total revenue.............................................................    555,316    402,078    293,394
                                                                                  ---------  ---------  ---------
Operating expenses:
  Salaries and related costs....................................................    239,712    170,494    132,893
  Temporary contracting costs...................................................    136,185     95,062     50,389
  Office and general............................................................    127,805     97,022     75,008
  Amortization of intangibles...................................................      6,842      4,732      3,356
  Special compensation and CEO bonus............................................      1,500     52,019     --
                                                                                  ---------  ---------  ---------
      Total operating expenses..................................................    512,044    419,329    261,646
                                                                                  ---------  ---------  ---------
      Operating income (loss)...................................................     43,272    (17,251)    31,748
                                                                                  ---------  ---------  ---------
Other income (expense):
  Interest expense, net.........................................................     (8,934)   (14,159)   (10,415)
  Other, net....................................................................       (224)      (542)    (1,054)
                                                                                  ---------  ---------  ---------
                                                                                     (9,158)   (14,701)   (11,469)
                                                                                  ---------  ---------  ---------
Income (loss) before provision for income taxes, minority interests and equity
  in earnings (losses) of affiliates............................................     34,114    (31,952)    20,279
Provision for income taxes......................................................     15,122      8,995      8,642
                                                                                  ---------  ---------  ---------
Income (loss) before minority interests and equity in earnings (losses) of
  affiliates....................................................................     18,992    (40,947)    11,637
Minority interests..............................................................        296      1,017        761
Equity in earnings (losses) of affiliates.......................................        (33)       114       (279)
                                                                                  ---------  ---------  ---------
Net income (loss)...............................................................     18,663    (41,850)    10,597
Preferred stock dividend and redemption premium.................................       (123)      (210)      (210)
                                                                                  ---------  ---------  ---------
Net income (loss) applicable to common and Class B common stockholders..........  $  18,540  $ (42,060) $  10,387
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Net income (loss) per common and Class B common share:
  Basic.........................................................................  $     .56  $   (1.50) $     .38
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
  Diluted.......................................................................  $     .55  $   (1.50) $     .37
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Weighted average shares outstanding:
  Basic.........................................................................     32,948     27,950     27,654
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
  Diluted.......................................................................     33,562     27,950     28,270
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                                   CLASS B
                                                                                        COMMON STOCK,           COMMON STOCK,
                                                                                       $.001 PAR VALUE         $.001 PAR VALUE
                                                                                    ----------------------  ----------------------
                                                                                     SHARES      AMOUNT      SHARES      AMOUNT
                                                                                    ---------  -----------  ---------  -----------
Balance, January 1, 1995..........................................................  12,868,437  $      13   14,787,541  $      15
  Foreign currency translation adjustment.........................................
  Dividends on preferred stock....................................................
  Dividends declared by pooled companies..........................................
  Net income......................................................................
                                                                                    ---------  -----------  ---------  -----------
Balance, December 31, 1995........................................................  12,868,437         13   14,787,541         15
  Stock repurchase agreements.....................................................
  Issuance of common stock for purchase of minority interests in subsidiaries.....    205,581
  Issuance of common stock as compensation........................................    142,740
  Repurchase and cancellation of common stock.....................................   (481,284)
  Issuance of common stock........................................................  4,147,408           4
  Issuance of common stock in connection with the exercise of options.............     85,354
  Issuance of common stock in connection with exercise of warrant.................    228,768
  Foreign currency translation adjustment.........................................
  Dividends on preferred stock....................................................
  Special compensation............................................................
  Issuance of common stock in connection with acquisitions........................     58,892
  Dividends declared by pooled companies..........................................
  Net loss........................................................................
                                                                                    ---------  -----------  ---------  -----------
Balance, December 31, 1996........................................................  17,255,896         17   14,787,541         15
  Issuance of common stock in connection with the exercise of options.............    104,621
  Tax benefit of stock options exercised..........................................
  Capital contribution from Principal Stockholder re: CEO bonus and other.........
  Issuance of common stock in connection with acquisitions........................    135,028
  Issuance of common stock for purchase of an equity interest in a subsidiary.....     61,848
  Conversion of shares............................................................  1,200,000           1   (1,200,000)         (1)
  Issuance of common stock........................................................  2,400,000           3
  Issuance of common stock for matching contribution to 401(k) plan...............     43,548
  Foreign currency translation adjustment.........................................
  Dividend and redemption premium on preferred stock..............................
  Dividends declared by pooled companies..........................................
  Net income......................................................................
                                                                                    ---------  -----------  ---------  -----------
Balance, December 31, 1997........................................................  21,200,941  $      21   13,587,541  $      14
                                                                                    ---------  -----------  ---------  -----------
                                                                                    ---------  -----------  ---------  -----------


                                                                                    ADDITIONAL   FOREIGN CURRENCY
                                                                                      PAID-IN       TRANSLATION
                                                                                      CAPITAL       ADJUSTMENT       DEFICIT
                                                                                    -----------  -----------------  ---------
Balance, January 1, 1995..........................................................   $   2,593       $   1,945      $ (14,376)
  Foreign currency translation adjustment.........................................                       1,080
  Dividends on preferred stock....................................................                                       (210)
  Dividends declared by pooled companies..........................................                                     (4,324)
  Net income......................................................................                                     10,597
                                                                                    -----------        -------      ---------
Balance, December 31, 1995........................................................       2,593           3,025         (8,313)
  Stock repurchase agreements.....................................................       1,172
  Issuance of common stock for purchase of minority interests in subsidiaries.....       1,727
  Issuance of common stock as compensation........................................          20
  Repurchase and cancellation of common stock.....................................      (2,160)
  Issuance of common stock........................................................      50,779
  Issuance of common stock in connection with the exercise of options.............         347
  Issuance of common stock in connection with exercise of warrant.................       2,603
  Foreign currency translation adjustment.........................................                        (374)
  Dividends on preferred stock....................................................                                       (210)
  Special compensation............................................................      50,175
  Issuance of common stock in connection with acquisitions........................       1,139
  Dividends declared by pooled companies..........................................                                     (5,667)
  Net loss........................................................................                                    (41,850)
                                                                                    -----------        -------      ---------
Balance, December 31, 1996........................................................     108,395           2,651        (56,040)
  Issuance of common stock in connection with the exercise of options.............         659
  Tax benefit of stock options exercised..........................................         175
  Capital contribution from Principal Stockholder re: CEO bonus and other.........       1,775
  Issuance of common stock in connection with acquisitions........................       3,136
  Issuance of common stock for purchase of an equity interest in a subsidiary.....       1,000
  Conversion of shares............................................................
  Issuance of common stock........................................................      51,166
  Issuance of common stock for matching contribution to 401(k) plan...............         555
  Foreign currency translation adjustment.........................................                      (3,686)
  Dividend and redemption premium on preferred stock..............................                                       (123)
  Dividends declared by pooled companies..........................................                                    (10,429)
  Net income......................................................................                                     18,663
                                                                                    -----------        -------      ---------
Balance, December 31, 1997........................................................   $ 166,861       $  (1,035)     $ (47,929)
                                                                                    -----------        -------      ---------
                                                                                    -----------        -------      ---------


                                                                                         TOTAL
                                                                                     STOCKHOLDERS'
                                                                                        EQUITY
                                                                                       (DEFICIT)
                                                                                    ---------------
Balance, January 1, 1995..........................................................     $  (9,810)
  Foreign currency translation adjustment.........................................         1,080
  Dividends on preferred stock....................................................          (210)
  Dividends declared by pooled companies..........................................        (4,324)
  Net income......................................................................        10,597
                                                                                    ---------------
Balance, December 31, 1995........................................................        (2,667)
  Stock repurchase agreements.....................................................         1,172
  Issuance of common stock for purchase of minority interests in subsidiaries.....         1,727
  Issuance of common stock as compensation........................................            20
  Repurchase and cancellation of common stock.....................................        (2,160)
  Issuance of common stock........................................................        50,783
  Issuance of common stock in connection with the exercise of options.............           347
  Issuance of common stock in connection with exercise of warrant.................         2,603
  Foreign currency translation adjustment.........................................          (374)
  Dividends on preferred stock....................................................          (210)
  Special compensation............................................................        50,175
  Issuance of common stock in connection with acquisitions........................         1,139
  Dividends declared by pooled companies..........................................        (5,667)
  Net loss........................................................................       (41,850)
                                                                                    ---------------
Balance, December 31, 1996........................................................        55,038
  Issuance of common stock in connection with the exercise of options.............           659
  Tax benefit of stock options exercised..........................................           175
  Capital contribution from Principal Stockholder re: CEO bonus and other.........         1,775
  Issuance of common stock in connection with acquisitions........................         3,136
  Issuance of common stock for purchase of an equity interest in a subsidiary.....         1,000
  Conversion of shares............................................................             0
  Issuance of common stock........................................................        51,169
  Issuance of common stock for matching contribution to 401(k) plan...............           555
  Foreign currency translation adjustment.........................................        (3,686)
  Dividend and redemption premium on preferred stock..............................          (123)
  Dividends declared by pooled companies..........................................       (10,429)
  Net income......................................................................        18,663
                                                                                    ---------------
Balance, December 31, 1997........................................................     $ 117,932
                                                                                    ---------------
                                                                                    ---------------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)..............................................................  $  18,663  $ (41,850) $  10,597
                                                                                   ---------  ---------  ---------
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization of property and equipment......................     12,627      7,877      5,780
    Amortization of intangibles..................................................      6,842      4,732      3,356
    Provision for doubtful accounts..............................................      3,713      3,301      3,260
    Special compensation.........................................................     --         52,019     --
    Interest expense for shares issued upon exercise of warrant..................     --          2,603     --
    Provision for deferred income taxes..........................................      7,161      3,462      3,489
    CEO bonus and indemnity payment..............................................      1,775     --         --
    Minority interests...........................................................        296      1,017        761
    Other........................................................................        195        633        388
  Changes in assets and liabilities, net of effects from purchases of businesses:
    Increase in accounts receivable, net.........................................    (12,525)   (11,492)   (39,721)
    (Increase) decrease in work-in-process.......................................         42         68     (1,705)
    Increase in prepaid and other................................................     (1,616)    (1,389)       (36)
    (Increase) decrease in other assets..........................................        (62)       235       (792)
    Increase (decrease) in accounts payable, accrued expenses and other current
      liabilities................................................................     (5,227)     6,687     30,413
                                                                                   ---------  ---------  ---------
      Total adjustments..........................................................     13,221     69,753      5,193
                                                                                   ---------  ---------  ---------
      Net cash provided by operating activities..................................     31,884     27,903     15,790
                                                                                   ---------  ---------  ---------
Cash flows from investing activities:
  Payments pursuant to notes and advances to Principal Stockholder...............     (3,064)   (12,878)      (613)
  Repayments from Principal Stockholder..........................................     14,477      7,994      2,271
  Capital expenditures...........................................................    (27,302)   (12,513)   (10,890)
  Payments for purchases of businesses, net of cash acquired.....................    (66,832)   (31,262)   (11,404)
  Proceeds from sale of assets...................................................        100      6,197         12
  (Advances to) repayments from affiliates.......................................     --           (450)       787
                                                                                   ---------  ---------  ---------
      Net cash used in investing activities......................................    (82,621)   (42,912)   (19,837)
                                                                                   ---------  ---------  ---------
Cash flows from financing activities:
  Payments on capitalized leases.................................................     (2,996)    (2,386)    (1,064)
  Borrowings under line of credit and proceeds from issuance of long-term debt...    722,992    491,800    542,431
  Repayments under line of credit and principal payments on long-term debt.......   (703,282)  (513,236)  (532,334)
  Distribution to minority interests.............................................     --           (457)      (483)
  Net proceeds from stock issuance...............................................     51,169     50,783     --
  Repurchase of common stock.....................................................     --         (2,160)    --
  Redemption of minority interest (including premium)............................     (3,133)    --         --
  Redemption of preferred stock (including premium)..............................     (2,105)    --         --
  Dividends on preferred stock...................................................       (123)      (210)      (210)
  Dividends paid by pooled companies.............................................     (7,822)    (5,847)    (4,152)
                                                                                   ---------  ---------  ---------
      Net cash provided by financing activities..................................     54,700     18,287      4,188
                                                                                   ---------  ---------  ---------
Net increase in cash and cash equivalents........................................      3,963      3,278        141
Cash and cash equivalents, beginning of year.....................................     23,022     19,744     19,603
                                                                                   ---------  ---------  ---------
Cash and cash equivalents, end of year...........................................  $  26,985  $  23,022  $  19,744
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

   See accompanying notes to supplemental consolidated financial statements.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    TMP Worldwide Inc. (the "Company") is the successor to businesses formerly conducted by TMP Worldwide Inc. and subsidiaries ("Old TMP"), Worldwide Classified Inc. and subsidiaries ("WCI"), McKelvey Enterprises, Inc. and subsidiaries ("MEI") and certain other entities under the control of Andrew J. McKelvey (the "Principal Stockholder"). Immediately prior to the reorganization, the Principal Stockholder owned 100% of the common stock of MEI (which owned approximately 86% of the common stock of Old TMP) and approximately 33% of the common stock of WCI. In addition to his approximately 33% ownership of WCI, the Principal Stockholder had voting proxy on the remaining outstanding shares of WCI.

    WCI was organized in 1993 to sell recruitment advertising. On December 9, 1996, Old TMP, which sells yellow page advertising, merged into MEI. Thereafter, WCI merged into MEI, MEI then merged into Telephone Marketing Programs Incorporated and MEI acquired the outstanding minority interest of a subsidiary (the "1996 Mergers"). Concurrent with the Mergers, Telephone Marketing Programs Incorporated changed its name to TMP Worldwide Inc.

    Due to the control of these companies by the Principal Stockholder, the companies have been consolidated on a retroactive basis in a manner similar to a pooling-of-interests, the interests previously owned by the Principal Stockholder are carried at predecessor basis, and in December 1996 (i) goodwill in the amount of approximately $1.6 million was recorded for the issuance of 271,278 shares of common stock of the Company to Old TMP stockholders who had been previously issued shares of Old TMP in exchange for their minority interests in certain operating subsidiaries in which they were original owners and, accordingly, were considered to have made a substantive investment, and is based on an initial public offering price of $14.00 per share, less approximately $2.2 million previously recorded on the issuance of these shares, and (ii) special compensation in the amount of approximately $52.0 million was recorded for the issuance of 3,584,790 shares of common stock of the Company to Old TMP, WCI and the MEI subsidiary stockholders in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the Principal Stockholder and, accordingly, were not considered to have made substantive investments for their minority shares, and is based on an initial public offering price of $14.00 per share. The minority stockholders of Old TMP had received compensation in lieu of their share of earnings of Old TMP in exchange for waiving their rights to such earnings, and WCI and the MEI subsidiary had cumulative losses. Accordingly, no amounts were attributable to these minority interests in the accompanying consolidated financial statements.

    In addition, in 1996, the Principal Stockholder sold or contributed to the Company his majority interests, and in one case a 49% interest, in five companies primarily engaged in yellow page and Internet-based advertising. Due to the element of common control of these companies, all of these transactions have been accounted for in a manner similar to a pooling of interests and each of the five companies has been included in the accompanying consolidated financial statements from their respective dates of acquisition by the Principal Stockholder.

    The supplemental consolidated financial statements of the Company reflect the shares of the Company that were outstanding after the 1996 Mergers and have been prepared to give retroactive affect to the mergers with Johnson Smith & Knisely Inc. on May 6, 1998, TASA Holding AG on August 31, 1998, Stackig, Inc. on September 30, 1998, Recruitment Solutions, Inc. on October 2, 1998, SunQuest, LLC., d.b.a. the SMART Group on November 2, 1998, The Consulting Group (International) Limited on

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
December 2, 1998 and Morgan & Banks Limited ("M&B") on January 28, 1999 which have been accounted for as poolings of interests (the "Pooled Companies") (the "Mergers"). The supplemental consolidated financial statements give retroactive effect to the Mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of the financial statements for the period that includes the dates of the Mergers. The supplemental consolidated statements of stockholders' equity reflect the accounts of TMP as if the additional common stock issued in connection with the Mergers had been issued for all periods presented.

    The supplemental consolidated balance sheets of TMP as of December 31, 1997 and 1996 have been combined with those of the Pooled Companies as of December 31, 1997 and 1996 except for M&B for which March 31, 1998 and 1997 balance sheets were used. The supplemental consolidated statement of operations combines the results of TMP for each year in the three year period ended December 31, 1997 with those of the Pooled Companies, except for M&B, for each year in the three year period ended December 31, 1997. The statements of operations for each year in the three year period ended March 31, 1998 were used for M&B. The results for M&B for the three months ended March 31, 1998 and 1997 are included in the Supplemental Consolidated Statement of Operations for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998 and 1997. When translated at the appropriate exchange rate for the December 31, 1997 period, revenue was approximately $60.7 million net income was approximately $1.5 million and the effect on the diluted net income per share was $0.05. Revenue, net income and the effect on the diluted net income per share was approximately $47.6 million, $2.1 million and $0.07, respectively, for the three months ended March 31, 1997, when translated at the appropriate exchange rates for the year ended December 31, 1996.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The supplemental consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates are accounted for using the equity method when the Company owns at least 20% but no more than 50% of such affiliates. Under the equity method, the Company records its proportionate share of profits and losses based on its percentage interest in earnings of companies 50% or less owned.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                                            YEARS
                                                                                            -----
Buildings and improvements.............................................................        8-32
Furniture and equipment................................................................        3-10
Transportation equipment...............................................................        5-18

    Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

INTANGIBLES

    Intangibles represent acquisition costs in excess of the fair value of net tangible assets of businesses purchased and consist primarily of the value of ongoing client relationships and goodwill. These costs are being amortized over periods ranging from three to thirty years on a straight-line basis.

LONG-LIVED ASSETS

    Long-lived assets, such as ongoing client relationships, goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been incurred through December 31, 1997.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity (deficit). Gains and losses resulting from foreign currency transactions are included in other income (expense).

REVENUE RECOGNITION AND WORK-IN-PROCESS

    Substantially all revenues are derived from commissions for advertisements placed in telephone directories, newspapers and other media, plus associated fees for related services. In addition, the Company earns fees for the placement of advertisements on the Internet, including its career Web sites. Commissions and fees are generally recognized upon placement date for newspapers and other media and on publication close date for yellow page advertisements.

    The Company's quarterly commissions and fees are affected by the timing of yellow page directory closings which currently have a concentration in the third quarter. Yellow page publishers may change the timing of directory publications which may have an effect on the Company's quarterly results. The

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company's yellow page advertising results are also affected by commissions earned for volume placements for the year, which are typically reported in the fourth quarter. Amounts reported in the three months ended December 31, 1997, 1996 and 1995 for commissions on volume placements were $2.0 million, $3.5 million and $4.2 million, respectively. The Company's quarterly commissions and fees for recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter; however, the cyclicality in the economy and the Company's clients' employment needs have an overriding impact on the Company's quarterly results in recruitment advertising, search & selection and temporary contracting.

    Direct operating costs incurred that relate to future revenue, principally for yellow page advertisements, are deferred (recorded as work-in-process in the accompanying consolidated balance sheets) and are subsequently charged to expense when the directories are closed for publication and the related commission is recognized as income.

INCOME TAXES

    The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

NATURE OF BUSINESS AND CREDIT RISK

    The Company is engaged in three lines of business, earns commission and fee income for selling and placing yellow page and recruitment advertising, search & selection services and temporary contracting services to a large number of customers in many different industries, principally throughout North America, Europe and the Pacific Rim. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. For the most part, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates. The 1996 carrying amounts for the cumulative preferred stock and redeemable preferred stock approximated fair value based on appraisals. (See Notes 9 and 10.) The fair value of the receivable from the Principal Stockholder could not be determined. (See Note 14 (B).)

STOCK-BASED COMPENSATION

    The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

EARNINGS PER SHARE

    During 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This Statement is effective for financial statements issued for periods ending after December 15, 1997. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants. As required by the Statement all periods presented have been restated to comply with the provisions of SFAS No. 128.

    A reconciliation of shares used in calculating basic and diluted earnings per common and Class B common share follows (in thousands):

December 31, 1997:
  Basic...........................................................      32,948
  Effect of assumed conversion of stock options...................         614
                                                                    -----------
  Diluted.........................................................      33,562
                                                                    -----------
                                                                    -----------
December 31, 1996:
  Basic...........................................................      27,950
                                                                    -----------
                                                                    -----------
  Diluted.........................................................      27,950
                                                                    -----------
                                                                    -----------
December 31, 1995:
  Basic...........................................................      27,654
  Effect of assumed conversion of stock options...................         387
  Effect of assumed conversion of warrant.........................         229
                                                                    -----------
  Diluted.........................................................      28,270
                                                                    -----------
                                                                    -----------

STATEMENTS OF CASH FLOWS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company has determined that the effect of foreign exchange rate changes on cash flows is not material.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Results of operations and financial position will be unaffected by implementation of this new standard.

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS No. 132 in 1998 is not expected to materially impact the Company's current disclosures.

NOTE 3--ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Trade.................................................................  $  300,947  $  229,498
Earned commissions(a).................................................      14,491      13,166
                                                                        ----------  ----------
                                                                           315,438     242,664
Less: Allowance for doubtful accounts.................................      11,541       8,748
                                                                        ----------  ----------
    Accounts receivable, net..........................................  $  303,897  $  233,916
                                                                        ----------  ----------
                                                                        ----------  ----------

------------------------

(a) Earned commissions receivable represent commissions on advertisements that have not been published, and relate to yellow page advertisements only. Upon publication of the related yellow page directories, the earned commissions plus the related advertising cost at December 31, 1997 and 1996 are recorded as accounts receivable of $75,058 and $70,594, respectively, and the related advertising costs are recorded as accounts payable of $60,567 and $57,428, respectively.

NOTE 4--PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consists of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Buildings and improvements..............................................  $     916  $     944
Furniture and equipment.................................................     79,878     60,873
Leasehold improvements..................................................     10,715      6,879
Transportation equipment................................................      9,179        388
                                                                          ---------  ---------
                                                                            100,688     69,084
Less: Accumulated depreciation and amortization.........................     48,594     36,536
                                                                          ---------  ---------
    Property and equipment, net.........................................  $  52,094  $  32,548
                                                                          ---------  ---------
                                                                          ---------  ---------

    Furniture and equipment includes equipment under capital leases at December 31, 1997 and 1996 with a cost of $12,514 and $6,074, respectively, and accumulated amortization of $5,128 and $2,531, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS

    During the period of January 1, 1998 through January 31, 1999, the Company completed the following acquisitions which provided for the exchange of all of the outstanding stock of each entity for shares of TMP stock and are to be accounted for as a pooling of interests:

                                         NATURE OF
            ENTITY                       OPERATIONS             ACQUISITION DATE     NUMBER OF TMP SHARES ISSUED
-------------------------------  --------------------------  ----------------------  ----------------------------
Johnson Smith & Knisely........  Search & selection                     May 6, 1998               771,353
TASA Holding AG................  Search & selection                 August 31, 1998             1,703,894
Stackig Inc....................  Advertising                     September 30, 1998               507,082
Recruitment Solutions, Inc. ...  Search & selection                 October 2, 1998               104,042
SunQuest, L.L.C. d.b.a. the
 SMART Group...................  Advertising                       November 2, 1998               309,072
The Consulting Group
 (International) Limited.......  Search & selection                December 2, 1998               246,606
Morgan & Banks Limited.........  Search & selection and            January 28, 1999             5,150,924
                                 temporary contracting

    Revenue, net income (loss) and net income (loss) applicable to common and Class B common stockholders of the combining entities for the three years ending December 31, are as follows:

REVENUE                                                                         1997         1996         1995
---------------------------------------------------------------------------  -----------  -----------  -----------
TMP, as previously reported................................................  $   237,417  $   162,631  $   123,907
TASA Holding AG............................................................       39,518       37,763       39,471
Johnson Smith & Knisely Inc................................................       21,868       12,850       12,509
Stackig Inc................................................................       11,816       10,075        7,787
SunQuest, L.L.C. d.b.a. the SMART Group....................................        2,239        1,397        1,003
Recruitment Solutions, Inc.................................................          920          239           95
The Consulting Group (International) Limited...............................        5,757        2,740        1,973
Morgan & Banks Limited.....................................................      235,781      174,383      106,649
                                                                             -----------  -----------  -----------
TMP, as restated...........................................................  $   555,316  $   402,078  $   293,394
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

NET INCOME (LOSS) APPLICABLE TO COMMON AND CLASS B COMMON STOCKHOLDERS          1997         1996         1995
---------------------------------------------------------------------------  -----------  -----------  -----------
TMP, as previously reported................................................  $     9,500  $   (52,449) $     3,019
Restatement for change in net income. See accounting for CEO bonus (Note
  13B).....................................................................       (1,500)          --           --
                                                                             -----------  -----------  -----------
Net income (loss), as adjusted.............................................        8,000      (52,449)       3,019
TASA Holding AG............................................................          422          366          557
Johnson Smith & Knisely Inc................................................          289          364          572
Stackig Inc................................................................        1,571        1,736        1,082
SunQuest, L.L.C. d.b.a. the SMART Group....................................          (64)         170          188
Recruitment Solutions......................................................          119           --           --
The Consulting Group (International) Limited...............................          340          (21)         203
Morgan & Banks Limited.....................................................        7,863        7,774        4,766
                                                                             -----------  -----------  -----------
TMP, as restated...........................................................  $    18,540  $   (42,060) $    10,387
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)

NET INCOME (LOSS) PER COMMON AND CLASS B COMMON SHARE                                         1997       1996       1995
------------------------------------------------------------------------------------------  ---------  ---------  ---------
As previously reported:
  Basic...................................................................................  $     .39  $   (2.72) $     .16
  Diluted.................................................................................  $     .38  $   (2.72) $     .15
Restated:
  Basic...................................................................................  $     .56  $   (1.50) $     .38
  Diluted.................................................................................  $     .55  $   (1.50) $     .37

    The Company acquired 40 businesses (primarily recruitment advertising businesses) between January 1, 1995 and December 31, 1997 including, on August 26, 1997, all of the outstanding stock of Austin Knight Limited and subsidiaries ("Austin Knight") for approximately $47,200 net of approximately $11,500 of cash acquired relating to the sale, in July 1997, of real property by Austin Knight and on July 2, 1996, all of the outstanding shares of Neville Jeffress Australia Pty Limited ("Neville Jeffress"). Austin Knight had commissions and fees of approximately $47,600 for the year ended September 30, 1996, and Neville Jeffress had commissions and fees of approximately $24,000 for the year ended June 30, 1996. The total amount of cash paid and promissory notes and Common Stock of the Company issued for these acquisitions was approximately $74,500, $25,400 and $26,700 for 1997, 1996 and 1995, respectively. In 1997, the shares of Common Stock issued by the Company in connection with certain of the above mentioned acquisitions was 135,028. The 1997 amount is net of approximately $11,500 of cash acquired with Austin Knight. These acquisitions have been accounted for under the purchase method of accounting and accordingly, operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

    In connection with these acquisitions, management of the Company began to assess and formulate preliminary plans to restructure the operations of the acquired companies. Such plans involved the closure of certain offices of the acquired companies and the termination of certain management and employees. The objective of the plans was to create a single brand in the related markets in which the Company operates. The preliminary plans are expected to be finalized within one year of the acquisition to which it relates. Actions under the preliminary plans are expected to commence in the first quarter of 1998.

    As a result of the formulation of the preliminary plans, certain estimated costs and liabilities were recorded which related to the restructuring of the acquired businesses. These estimates will be refined in connection with the finalization of the plans. These costs and liabilities include:

        Accrued liabilities relating to surplus property in the amount of $7,830 for approximately 22 leased office locations of the acquired companies that were either unutilized prior to the acquisition date or will be closed by March 31, 1999 in connection with the restructuring plans. The amount is based on the present value of minimum future lease obligations, net of sublease revenue on existing subleases.

        Other costs associated with the closure of existing offices of acquired companies in the amount of $2,521, including the write off of leasehold improvements and other fixed assets as well as termination costs of contracts relating to billing systems, external reporting systems and other contractual arrangements with third parties.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 5--BUSINESS ACQUISITIONS (CONTINUED)
        Above market lease costs in the amount of $783, based on the present value of contractual lease payments in excess of current market lease rates.

        Estimated severance payments, employee relocation expenses and other employee costs in the amount of $4,900 relating to estimated severance for terminated employees at closed locations, costs associated with employees transferred to continuing offices and other related costs. Employee groups affected include sales, service, administrative and management personnel at duplicate locations as well as duplicate corporate headquarters management and administrative personnel. As of December 31, 1997, the accrual related to approximately 70 employees including senior management, sales, service and administrative personnel.

        Pension obligations in the amount of $1,650 assumed in connection with the acquisition of Austin Knight.

    As of December 31, 1997, payments of $833 were made to 18 members of senior management and employees for severance and charged against the reserve. The Company continues to evaluate and assess the impact of duplicate responsibilities and office locations. Additional future costs incurred, resulting from revised plan actions and that do not result from events occurring after the consummation dates of the related acquisitions, in excess of the above estimated amounts will be recorded as additional costs of acquired companies.

    The summarized unaudited pro forma results of operations set forth below for the years ended December 31, 1997 and 1996 assume the acquisitions, accounted for under the purchase method, in 1997 and 1996 occurred as of the beginning of the year of acquisition and the beginning of the preceding year.

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Commissions and fees......................................................................  $  603,153  $  500,560
Net income (loss) applicable to common and Class B common stockholders....................  $   19,013  $  (40,557)
Net income (loss) per common and Class B common share:
  Basic...................................................................................  $      .58  $    (1.45)
  Diluted.................................................................................  $      .57  $    (1.45)

    The pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the years presented, nor are the results of operations necessarily indicative of the results that will be attained in the future.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 6--INTANGIBLES, NET

    Intangibles, net consists of the following:

                                                              DECEMBER 31,       AMORTIZATION
                                                          ---------------------     PERIOD
                                                             1997       1996        (YEARS)
                                                          ----------  ---------  -------------
Client lists, net of accumulated amortization of $4,370
  and $3,715, respectively..............................  $   10,083  $   8,913     5 to 30
Covenants not to compete, net of accumulated
  amortization of $2,036 and $1,713, respectively.......       2,188      1,336     3 to 6
Excess of cost of investments over fair value of net
  assets acquired, net of accumulated amortization of
  $11,651 and $6,846, respectively......................     154,389     71,074    10 to 30
Other, net of accumulated amortization of $2,103 and
  $1,709, respectively..................................         797        779     4 to 10
                                                          ----------  ---------
                                                          $  167,457  $  82,102
                                                          ----------  ---------
                                                          ----------  ---------

NOTE 7--FINANCING AGREEMENT

    The Company obtains its primary financing from a financial institution under a five-year financing agreement as amended and restated on June 27, 1996, and as further amended on November 14, 1997, with automatic one-year extensions unless terminated by either party at least 90 days prior to expiration of the initial term or any renewal term (the "Agreement"). The Agreement, as amended, provides for borrowings of up to $175,000 at an interest rate of either: (a) prime rate less 1% or, (b) Federal Funds rate less 1/2 of 1% or, (c) LIBOR plus 1 1/2%, at the borrower's option. Borrowings under the Agreement are based on 90% of eligible accounts receivable, which are amounts billed under 120 days old and amounts to be billed on an installment basis under 360 days old from first installment billing, as defined. Substantially all assets of the Company are pledged as collateral for borrowings under the Agreement. The Agreement contains certain covenants which restrict, among other things, the ability of the Company to borrow, pay dividends, acquire businesses, make future capital expenditures, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the Agreement. In addition, the Agreement also provides for a 1/8% fee on any unused portion of the commitment and a declining fixed termination fee of $2,000, $1,000 and $500 for the annual periods ended June 30, 1998, 1999, and 2000, respectively.

    At December 31, 1997, the prime rate, Federal Funds rate and one month LIBOR were 8.50%, 6.00% and 5.72%, respectively, and borrowings outstanding were at a weighted average interest rate of 7.62%.

    In October 1993, the Company issued a warrant to the lender to purchase one percent of the issued and outstanding common stock of the Company (as defined in the agreement) for an exercise price of $.01 per share. The warrant was independently appraised at $600, which amount was being amortized over the remaining term of the original financing agreement of 30 months from October 1993 until December 1996, when the warrant was exercised. At that time, the unamortized balance was expensed. In addition, in December 1996, upon the exercise of such warrant there was an additional interest charge of $2,603 to reflect the difference between the value of the stock issued (228,768 shares) at the initial public offering price of $14.00 per share and the original amount recorded.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 8--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Borrowings under financing agreement (see Note 7)......................  $   95,800  $  59,495
Borrowings under financing agreements, interest payable at rates varying from 5% to 11%, and collateralized by assets in certain
  foreign countries....................................................      10,184      9,885
Acquisition notes payable in annual and monthly installments through
  1997 with interest at 8.5%...........................................      --          3,374
Other acquisition notes payable, noninterest bearing, interest imputed
  at 6.7% to 8.0%, in varying installments through 2001................       9,461      7,153
Capitalized lease obligations, payable with interest from 9% to 15%, in
  varying installments through 2001....................................       7,623      4,058
Term note payable in sixty consecutive monthly installments from July
  1997 through June 2002, collateralized by transportation equipment and with interest at 8.43% for the first 36 months. Thereafter the
  interest rate will be based on two year U.S. Treasury Notes..........       7,760     --
Notes payable, in varying monthly installments maturing through 2001,
  with interest at rates ranging from 7.5% to 8.5%.....................       4,451      4,994
                                                                         ----------  ---------
                                                                            135,279     88,959
Less: Current portion..................................................      12,068     12,650
                                                                         ----------  ---------
                                                                         $  123,211  $  76,309
                                                                         ----------  ---------
                                                                         ----------  ---------

    The noncurrent portion of long-term debt matures as follows:

                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
1999................................................................................................   $    7,317
2000................................................................................................        6,872
2001................................................................................................       98,895*
2002................................................................................................        8,581
Thereafter..........................................................................................        1,546
                                                                                                      ------------
                                                                                                       $  123,211
                                                                                                      ------------
                                                                                                      ------------

------------------------

*   Of this amount, $95,800 is subject to automatic one year extentions. See
    Note 7.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 9--MINORITY INTERESTS

    In connection with an acquisition in 1990, a subsidiary of the Company issued 88,425 shares of nonvoting convertible 10% cumulative preferred stock in exchange for 88,425 shares (58%) of the outstanding common stock of the acquired company held by the acquired company's employee stock ownership trust. The book value of these shares of approximately $3,000, which approximates the redemption price, is included in minority interest in the consolidated balance sheet at December 31, 1996. These shares were redeemed in January 1997 for a total of $3,133, which included a redemption premium of $133.

NOTE 10--REDEEMABLE PREFERRED STOCK

    During 1991, the Company sold 200,000 shares of 10.5% non-voting cumulative preferred stock ($10.00 par value) to the Company's profit sharing plan for $2,000. These shares were redeemed in January 1997 for a total of $2,105, which included a redemption premium of $105.

NOTE 11--STOCKHOLDERS' EQUITY

(A) COMMON AND CLASS B COMMON STOCK

    Common and Class B common stock have identical rights except that each share of Class B common stock is entitled to ten votes and is convertible, at any time, at the option of the stockholder into one share of common stock.

(B) STOCK OPTIONS

    The disclosures below include options issued by Pooled Companies, as if such options were issued for the purchase of the Company's Common Stock, and are based on the exchange ratio of the Company's common stock for M&B's common stock pursuant to the related merger agreement.

    On November 10, 1994 options to purchase, at an exercise price of $4.77 per share, the market price on the date of grant, an aggregate of approximately 129,458 shares of common stock were granted to officers and employees of M&B. Of this amount, options to purchase 30,719 shares were subsequently cancelled and 54,855 were subsequently exercised. Options to purchase 43,884 shares of common stock remain vested and were exercisable at December 31, 1997. Such options will expire five years from date of grant.

    On April 21, 1995, options to purchase, at an exercise price of $4.46 per share, the market price on the date of grant, 104,746 shares of common stock were granted to officers and employees of the Company and options for 48,437 shares were subsequently cancelled. The remaining options to purchase 56,309 shares will expire five years from the date of grant. At December 31, 1997, none of these options were exercisable.

    In January 1996, the Company's Board of Directors (the "Board") adopted the 1996 Employee Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options, to purchase an aggregate of up to 900,000 shares (amended to 1,800,000 on June 25, 1997) of the common stock of the Company. The Stock Option Plan permits the granting of options to officers, employees and consultants of the Company, its subsidiaries and affiliates.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of the Company's capital stock on the date of grant). The exercise price of a nonqualified stock option must be not less than the par value of a share of the common stock on the date of grant. The term of an incentive or nonqualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Stock Option Plan provides that the maximum option grant which may be made to an executive officer in any calendar year is 45,000 shares (amended to 150,000 on June 25, 1997).

    On January 3, 1996, options to purchase, at an exercise price equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board, an aggregate of 296,640 shares of common stock were granted to officers, employees and consultants of the Company. Such options vest at the rate of 25% per year commencing one year after the date of grant. As of December 31, 1997, 13,010 options were cancelled, 7,266 options were exercised and, of the outstanding options, 63,641 options were exercisable and will expire ten years from the date of grant.

    On August 19, 1996, options to purchase, at an exercise price of $10.37 per share, the market price on the date of grant, 173,068 shares of common stock were granted to officers and employees of M&B, and options for 36,808 shares were subsequently cancelled. The remaining options to purchase 136,260 shares of common stock will expire five years from the date of grant. At December 31, 1997, none of these options were exercisable.

    On April 3, 1997, options to purchase, at an exercise price of $17.25 per share, the market price on the date of grant, 8,400 shares of common stock were granted to an officer of the Company. Such options vested as of December 31, 1997, are exercisable after January 5, 1999 and will expire ten years from the date of grant.

    On June 18, 1997, options to purchase, at an exercise price of $19.00 per share, the market price on the date of grant, 28,256 shares of common stock were granted to officers and employees of the Company. Options for 2,388 shares were subsequently cancelled. Generally, such options were vested as of December 31, 1997, are exercisable after January 5, 1999, and will expire ten years from the date of grant.

    On October 17, 1997 options to purchase, at an exercise price of $29.59 per share, the market price on the date of grant, 116,293 shares of common stock were granted to officers and employees of M&B and options for 10,971 shares were subsequently cancelled. The remaining options to purchase 105,322 shares of common stock will expire five years from the date of grant. At December 31, 1997, none of these options were exercisable.

    In January 1996, the Company also adopted a stock option plan for nonemployee directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 180,000 shares of common stock may be granted to nonemployee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for an automatic grant to each of the Company's nonemployee directors of an option to purchase 11,250 shares of common stock on the date of such director's initial election or appointment to the Board. The options will have an exercise price of 100% of the fair market value of the common stock on the date

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED) of grant, have a ten-year term and become exercisable in accordance with a vesting schedule determined by the Board of Directors.

    Options to purchase 11,250 shares of common stock at a purchase price per share equal to $6.65 per share, the fair market value of the common stock on the date of grant as determined by the Board, were granted on January 24, 1996 to one nonemployee director. Half of these options vested on the date of the grant and the balance vests in two equal annual installments commencing one year after the date of grant. Such options will expire ten years from the date of grant. In September 1996, options to purchase an aggregate of 33,750 shares of common stock were granted to three directors under this plan at an exercise price per share equal to the initial public offering price per share, the fair value on the date of grant as determined by the Board. Vesting is on terms similar to that of the previous director's grant. Such options will expire ten years from the date of grant. In December 1996, 11,250 of the options granted to a director in September 1996 were cancelled and options to purchase 125,000 shares of common stock were granted at an exercise price of $14.00 (the initial public offering price). Of the total, 50,000 of such options vested on the closing of the initial public offering. In April 1997, in connection with this former director's resignation, the Company agreed that an additional 12,500 of such stock options would vest on June 1, 1997 and the unvested options totalling, 62,500 were cancelled. All options previously vested expire on December 9, 2006. On October 7, 1997, a newly appointed director of the Company was granted options to purchase 11,250 shares of common stock at $23.625 per share, the market price on the date of grant. Half of these options vested on the date of the grant and the balance vests in two equal annual installments commencing one year after the date of grant. Such options will expire ten years from the date of grant. For options granted to all directors, at December 31, 1997, 50,938 of the outstanding options were exercisable and 42,500 were exercised.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The weighted average fair values of options granted during 1997 and 1996 were $6.88 and $5.76, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of approximately 6.5% and 6.1% in 1997 and 1996 respectively; volatility factor of the expected market price of the Company's common stock of 27% and 25% in 1997 and 1996, respectively; and a weighted average expected life of the option of 8 years in both 1997 and 1996.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    Under the accounting provisions of SFAS 123, the Company's net income (loss) and net income (loss) per common and Class B common share would have been reduced to the pro forma amounts indicated below:

                                                                                               1997        1996
                                                                                             ---------  ----------
Net income (loss) applicable to common and Class B common stockholders.....................  $  16,298  $  (42,798)
Net income (loss) per common and Class B common share
  Basic....................................................................................  $     .50  $    (1.53)
  Diluted..................................................................................  $     .49  $    (1.53)

    A summary of the status of the Company's two fixed stock option plans as of December 31, 1997 and 1996, and changes during the years ending on those dates is presented.

                                                                 DECEMBER 31, 1997          DECEMBER 31, 1996
                                                             -------------------------  -------------------------
                                                                           WEIGHTED                   WEIGHTED
                                                                            AVERAGE                    AVERAGE
                                                                           EXERCISE                   EXERCISE
                                                               SHARES        PRICE        SHARES        PRICE
                                                             ----------  -------------  ----------  -------------
Outstanding at beginning of year...........................     781,003    $    8.35       206,173    $    4.64
Granted....................................................   2,102,936        14.78       639,708         9.48
Exercised..................................................    (104,621)        8.65        --           --
Forfeited/cancelled........................................    (197,785)       12.96       (64,878)        7.72
                                                             ----------                 ----------
Outstanding at end of year.................................   2,581,533    $   13.22       781,003    $    8.35
                                                             ----------                 ----------
                                                             ----------                 ----------
Options exercisable at year-end............................     158,463    $    8.44        66,875    $   13.38
                                                             ----------                 ----------
                                                             ----------                 ----------
Weighted average fair value of options granted during the
  year.....................................................                $    6.88                  $    5.76

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1997.

                        OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
-------------------------------------------------------------------  ----------------------------------
                  NUMBER        WEIGHTED AVERAGE                          NUMBER           WEIGHTED
 EXERCISE     OUTSTANDING AT       REMAINING      WEIGHTED AVERAGE    EXERCISABLE AT        AVERAGE
   PRICE     DECEMBER 31, 1997  CONTRACTUAL LIFE   EXERCISE PRICE    DECEMBER 31, 1997  EXERCISE PRICES
-----------  -----------------  ----------------  -----------------  -----------------  ---------------
 $    4.46           56,309               2.1(year)     $    4.50           --             $  --
      4.77           43,884               1.8              4.82             43,884              4.77
6.65......          287,614               8.0              7.15             72,079              6.65
     10.37          136,260               3.6             10.47             --                --
12.88.....        1,129,126               9.0             12.88             --                --
14.00.....           42,500               8.9             14.00             36,875             14.00
15.00.....          700,000               9.9             15.00             --                --
17.25.....            8,400               9.3             17.25             --                --
19.00.....           25,868               9.6             19.00             --                --
20.00.....           35,000               9.8             20.00             --                --
23.63.....           11,250               9.8             23.63              5,625             23.63
     29.59          105,322               4.8             29.88             --                --
             -----------------                                             -------
                  2,581,533                                                158,463         $    8.44
             -----------------                                             -------
             -----------------                                             -------

    In connection with an acquisition in 1995, the Company issued options to acquire shares of the Company's common stock in exchange for an obligation of the Company incurred in connection with this acquisition. Such options, for 85,354 shares, were exercised upon the closing of the public offering based on the initial public offering price of $14.00 per share.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION FOR INCOME TAXES

    The components of income (loss) before the provision for income taxes, minority interests and equity in earnings (losses) of affiliates are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   --------------------------------
                                                                     1997        1996       1995
                                                                   ---------  ----------  ---------
Domestic.........................................................  $  12,416  $  (46,213) $  10,327
Foreign..........................................................     21,698      14,261      9,952
                                                                   ---------  ----------  ---------
  Total income (loss) before provision for income taxes, minority interests and equity in earnings (losses) of affiliates......  $  34,114  $  (31,952) $  20,279
                                                                   ---------  ----------  ---------
                                                                   ---------  ----------  ---------

    The provision for income taxes is as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Current tax provision:
  U.S. Federal..................................................  $     220  $     145  $     201
  State and local...............................................      1,311        984        498
  Foreign.......................................................      6,430      4,404      4,454
                                                                  ---------  ---------  ---------
    Total current...............................................      7,961      5,533      5,153
                                                                  ---------  ---------  ---------
Deferred tax provision:
  U.S. Federal..................................................      2,689      1,787      2,051
  State and local...............................................        739       (321)       535
  Foreign.......................................................      3,733      1,996        903
                                                                  ---------  ---------  ---------
    Total deferred..............................................      7,161      3,462      3,489
                                                                  ---------  ---------  ---------
    Total provision.............................................  $  15,122  $   8,995  $   8,642
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION FOR INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1997       1996
                                                                         ----------  ---------
Current deferred tax assets (liabilities):
  Earned commissions...................................................  $   (5,796) $  (4,961)
  Allowance for doubtful accounts......................................       4,309      3,280
  Work-in-process......................................................      (6,222)    (5,817)
  Accrued expenses and other liabilities...............................      (1,883)    (1,293)
  Tax loss carryforwards...............................................         220         --
                                                                         ----------  ---------
    Total current deferred tax liability...............................      (9,372)    (8,791)
                                                                         ----------  ---------
Noncurrent deferred tax assets (liabilities):
  Property and equipment...............................................      (1,082)      (971)
  Intangibles..........................................................        (654)      (453)
  Accrued expenses and other liabilities...............................      (1,725)       337
  Tax loss carryforwards...............................................       8,791     10,579
                                                                         ----------  ---------
    Total noncurrent deferred tax asset................................       5,330      9,492
                                                                         ----------  ---------
Net deferred tax asset (liability).....................................  $   (4,042) $     701
                                                                         ----------  ---------
                                                                         ----------  ---------

    At December 31, 1997, the Company has net operating loss carryforwards for U.S. Federal tax purposes of approximately $23,300 which expire through 2011. The Company has concluded that, based on expected future results and the future reversals of existing taxable temporary differences, it is more likely than not that the deferred tax assets will be realized.

    The provision for income taxes differs from the amount computed using the Federal statutory income tax rate as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1997        1996       1995
                                                               ---------  ----------  ---------
Provision (benefit) at Federal statutory rate................  $  11,599  $  (10,864) $   6,896
State income taxes, net of Federal income tax effect.........        844         278        692
Nondeductible expenses.......................................      1,029         784        419
Nondeductible special charge and CEO bonus...................        510      18,571     --
Interest imputed on receivable from Principal Stockholder....     --             216        198
Losses for which no tax benefits are available...............     --              45        503
Foreign income taxes at other than the Federal statutory
  rate.......................................................      1,081        (134)       271
Other........................................................         59          99       (337)
                                                               ---------  ----------  ---------
Income tax provision.........................................  $  15,122  $    8,995  $   8,642
                                                               ---------  ----------  ---------
                                                               ---------  ----------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 12--PROVISION FOR INCOME TAXES (CONTINUED)
    Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Such earnings have been and will continue to be reinvested but could become subject to additional tax if they were remitted as dividends, or were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 31, 1997, the cumulative amount of reinvested earnings was approximately $10,000.

NOTE 13--COMMITMENTS AND CONTINGENCIES

(A) LEASES

    The Company leases its facilities and certain equipment under operating leases and certain equipment under capital leases. Future minimum lease commitments under both noncancellable operating leases and capital leases at December 31, 1997 are as follows:

                                                                            CAPITAL    OPERATING
                                                                            LEASES      LEASES
                                                                           ---------  -----------
1998.....................................................................  $   3,532   $  20,031
1999.....................................................................      2,973      17,951
2000.....................................................................      1,755      20,887
2001.....................................................................        271       8,798
2002.....................................................................          9       6,655
Thereafter...............................................................     --          21,478
                                                                           ---------  -----------
                                                                               8,540   $  95,800
                                                                                      -----------
                                                                                      -----------
Less: Amount representing interest.......................................        917
                                                                           ---------
Present value of minimum lease payments..................................      7,623
Less: Current portion....................................................      2,976
                                                                           ---------
                                                                           $   4,647
                                                                           ---------
                                                                           ---------

    Rent and related expenses under operating leases amounted to $20,601, $18,169, and $13,596 for the years ended December 31, 1997, 1996 and 1995, respectively.

(B) CONSULTING, EMPLOYMENT AND NONCOMPETE AGREEMENTS

    The Company has entered into various consulting, employment and noncompete agreements with certain management personnel and former owners of acquired businesses. These agreements are generally two to five years in length, with one for a term of fifteen years and two providing aggregate annual lifetime payments of approximately $135.

    Effective November 15, 1996, the Company entered into an employment agreement with its Principal Stockholder for a term ending on November 14, 2001. The agreement provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. Under the agreement, the Principal Stockholder is entitled to a base salary of $1,500 per year and mandatory bonuses of $375 per quarter through November 1998 when the bonus provision of the

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED) agreement was eliminated. Such bonuses were waived by the Principal Stockholder. However, in compliance with the SEC's interpretation of the application of Staff Accounting Bulletin 79, Topic 5T "Accounting for Expenses or Liabilities paid by Principal Stockholder," the Company recorded in equal quarterly amounts for 1997 a total of $1,500 in bonus expense and increased the Additional Paid-in Capital account to complete the concept that the amount of the waived bonus was contributed to the Company by the Principal Stockholder. Because the amount was not and will never be paid, no tax benefit was accrued for this charge. The agreement also provides that the Company will pay the Principal Stockholder his base salary for the remaining term of the agreement in the event he is terminated for reasons other than cause.

    The above agreements provide for the following aggregate annual payments:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
1998............................................................................   $    5,169
1999............................................................................        3,139
2000............................................................................        3,184
2001............................................................................        2,658
2002............................................................................          522
Thereafter......................................................................        1,716
                                                                                  ------------
                                                                                   $   16,388
                                                                                  ------------
                                                                                  ------------

(C) EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) profit sharing plan covering all eligible employees. Employer matching contributions, which are a maximum of 2% of payroll of participating employees, amounted to $626, $600 and $584 for the years ended December 31, 1997, 1996 and 1995, respectively.

    Outside of the United States, the Company has employee benefit plans in the countries in which it operates. For 1997, costs for these plans were $1,264.

    In addition, the Company had a defined contribution profit sharing plan covering all eligible employees. Contributions, which are at the discretion of the Board of Directors, were not made in the years ended December 31, 1997, 1996 and 1995. The plan was terminated during 1997.

(D) LITIGATION

    The Company is subject to various claims, suits and complaints arising in the ordinary course of business. Although the outcome of these legal matters cannot be determined, it is the opinion of management that the final resolution of these matters will not have a material adverse effect on the Company's financial condition, operations or liquidity.

    On February 19, 1998, a class action complaint was filed against the Company by five former employees. The claims brought by the plaintiffs in the complaint are that the Company (a) misclassified the named plaintiffs and purported class members as exempt from the overtime requirements of California wage and hour law and failed to pay them overtime wages, (b) failed to pay accrued but unused vacation days at the time of termination, and (c) failed to pay accrued but unused personal days at the time of

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED) termination. The plaintiffs purport to represent a class of 450 former and current employees who are similarly situated. The Company intends to vigorously defend the claims brought by the plaintiffs and on March 18, 1998 responded to the complaint by filing an answer denying all allegations. Management presently believes that the disposition of these claims will not have a material adverse effect on the Company's financial position, operations or liquidity.

    In June 1997, a settlement of $275, which was paid by the Principal Stockholder under an indemnity agreement with the Company, was made relating to a November 1996 action of a former employee against Old TMP, WCI and the Principal Stockholder. The complaint alleged, among other things, that the defendants breached purported contractual obligations pursuant to which the former employee was entitled to an ownership interest in the Company's recruitment advertising business.

    Morgan & Banks Limited has had proceedings issued against it for an amount of $3.1 million. These proceedings are in relation to the acquisition of the claimant's business in New Zealand prior to Morgan & Banks New Zealand Limited becoming a controlled entity of the Morgan & Banks Limited group. The directors of Morgan & Banks Limited are of the opinion that the claim is without substance and accordingly the action will be vigorously defended.

(E) OTHER

    (i) The Company is contingently liable on a note of the Principal Stockholder in the amount of approximately $1,600.

    (ii) The majority stockholder of an unconsolidated equity investee has an agreement which requires the Company to purchase his interest, based on a formula value, upon death. The value of his shares at December 31, 1997 is approximately $5,627 based on the formula.

NOTE 14--RELATED PARTY TRANSACTIONS

    (A) The Company had receivables from certain of its stockholders aggregating $761 and $500 at December 31, 1996 and 1995, respectively. During 1997, the outstanding balances were repaid.

    (B) The Company had net receivables from its Principal Stockholder of $11,413 and $6,530 at December 31, 1996 and 1995, respectively. Prior to January 1, 1997 such amounts were noninterest-bearing. As of January 1, 1997 interest was charged on the unpaid balance at the prime rate. During 1997, the outstanding balances were repaid.

    (C) In August 1996, the Company entered into an agreement whereby it acquired the minority interest of a subsidiary for 46,350 shares of common stock. Such shares, valued at $672, were recorded as special compensation because the stockholder had received his shares in the subsidiary for no consideration and, accordingly, was not considered to have made a substantive investment for his shares.

    (D) The Company charged management and other fees to affiliates for services provided of approximately $788, $602 and $873 for the years ended December 31, 1997, 1996 and 1995, respectively. Such fees are reflected as a reduction of salaries and related costs in the accompanying supplemental consolidated statements of operations.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 14--RELATED PARTY TRANSACTIONS (CONTINUED)
    (E) In January 1994, the Company acquired a 50% interest in an agency selling real estate advertising. In connection with this acquisition, the Company agreed to provide the agency with certain office and administrative services which amounted to $321 for the nine months ended September 30, 1997 at which time the arrangement was terminated. Payments of $875 and $725 were made in the years ended December 31, 1996 and 1995, respectively, in exchange for 50% of the agency's profits, as defined in the agreement. The Company also entered into three-year employment and consulting agreements with the two other stockholders of the agency and granted them the right to convert their agency shares into Company shares after an initial public offering. That conversion right, as amended, provided that those two stockholders may convert 25% of the agency's stock into unregistered common stock of the Company with a total value of $1,000 as of the effective date of conversion. The conversion was exercised in February 1997 and 61,848 shares of common stock were issued to these stockholders pursuant to the above agreement. Simultaneously, the Company transferred to such stockholders 50% of its interest in the agency, thus retaining a 25% interest and terminated its obligation to provide office and administrative services effective October 1, 1997.

    (F) In 1994, the Principal Stockholder gave 374,940 shares of common stock as compensation to certain employees. These shares were recorded at fair market value of $55 on the date they were given, as determined by the Company. In 1996, the Company issued 142,740 shares of common stock as compensation to one employee. These shares were valued at fair market value of $20 on the date they were issued, as determined by the Company.

    (G) The Company leases three offices from entities in which the Principal Stockholder and other stockholders have between a 49% and 90% ownership interest. Annual rent expense under these leases, which expire on various dates through the year 2013, amounts to approximately $863. In addition, an investee of the Company leases an office, at an annual rental of approximately $119, from a partnership in which the Principal Stockholder holds a 49% interest.

NOTE 15--GEOGRAPHIC, SEGMENT AND OTHER DATA

The Company is engaged in three lines of business, the placing of advertising in various media, executive and mid-level search & selection, and temporary contracting.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--GEOGRAPHIC, SEGMENT AND OTHER DATA (CONTINUED)
Line of business information is as follows

                                                                           NET INCOME   IDENTIFIABLE DEPRECIATION
                                                                REVENUE      (LOSS)       ASSETS      EXPENSE
                                                               ----------  -----------  ----------  ------------
Year Ended December 31, 1997
Advertising..................................................  $  244,087   $   9,749   $  508,523   $    8,160
Search & selection...........................................     147,398       3,410       73,914        4,467
Temporary contracting........................................     163,831       5,504       13,143           --
                                                               ----------  -----------  ----------  ------------
    Total....................................................  $  555,316   $  18,663   $  595,580   $   12,627
                                                               ----------  -----------  ----------  ------------
                                                               ----------  -----------  ----------  ------------

Year Ended December 31, 1996
Advertising..................................................  $  174,522   $ (50,333)  $  342,898   $    4,848
Search & selection...........................................     114,257       3,430       71,501        3,029
Temporary contracting........................................     113,299       5,053        9,263           --
                                                               ----------  -----------  ----------  ------------
    Total....................................................  $  402,078   $ (41,850)  $  423,662   $    7,877
                                                               ----------  -----------  ----------  ------------
                                                               ----------  -----------  ----------  ------------

Year Ended December 31, 1995
Advertising..................................................  $  132,792   $   4,499   $  267,700   $    3,776
Search & selection...........................................      98,834       2,763       41,271        2,004
Temporary contracting........................................      61,768       3,335       18,012           --
                                                               ----------  -----------  ----------  ------------
    Total....................................................  $  293,394   $  10,597   $  326,983   $    5,780
                                                               ----------  -----------  ----------  ------------
                                                               ----------  -----------  ----------  ------------

    Operations are conducted in several geographic regions: North America, the Pacific Rim (Australia, New Zealand, Hong Kong, Singapore and Japan) and Europe. The following is a summary of the Company's operations by geographic segment, as of and for the years ended December 31, 1997, 1996 and 1995.

                                                               NORTH AMERICA   PACIFIC RIM    EUROPE      TOTAL
                                                               --------------  -----------  ----------  ----------
December 31, 1997
  Total revenue..............................................   $    212,850    $ 236,341   $  106,125  $  555,316
  Income before taxes, minority interests and equity in
    earnings of affiliates...................................         12,416       14,700        6,998      34,114
  Identifiable assets........................................        408,550       75,893      111,137     595,580
December 31, 1996
  Total revenue..............................................   $    179,988    $ 173,365   $   48,725  $  402,078
  Income (loss) before taxes, minority interests and equity
    in earnings of affiliates*...............................        (46,213)*     12,541        1,720     (31,952)*
  Identifiable assets........................................        287,617       91,282       44,763     423,662
December 31, 1995
  Total revenue..............................................   $    154,678    $  96,961   $   41,755  $  293,394
  Income before taxes, minority interests and equity in
    earnings of affiliates...................................          9,262        7,991        3,026      20,279
  Identifiable assets........................................        273,503       30,928       22,552     326,983

------------------------

* Includes non-cash, non-recurring special compensation and interest expense of $52,019 and $2,603, respectively.

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 15--GEOGRAPHIC, SEGMENT AND OTHER DATA (CONTINUED)
    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, ("SFAS 131") which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the relatively recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

    During the three months ended December 31, 1996 the Company received one time fees of $150, $175, and $220 for a research study, executive search services and for assisting in the procurement of bank financing, respectively. The research study fee is included as a reduction of Office and General Expenses, the executive search fee is included in Commissions and Fees and the loan procurement fee is included in Other Income in the accompanying Statement of Operations for the year ended December 31, 1996.

NOTE 16--SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest and income taxes amounted to the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 1997       1996       1995
                                                              ----------  ---------  ---------
Interest....................................................  $   13,537  $  11,680  $  10,949
Income taxes................................................       7,869      6,769      4,154

    In conjunction with business acquisitions, the Company used cash as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 1997       1996       1995
                                                              ----------  ---------  ---------
  Fair value of assets acquired, excluding cash.............  $  129,000  $  60,951  $  37,340
  Less: Liabilities assumed and created upon acquisition....      62,168     29,689     25,936
                                                              ----------  ---------  ---------
  Net cash paid.............................................  $   66,832  $  31,262  $  11,404
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------
Capital lease obligations incurred..........................  $    5,781  $   4,873  $     766
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

                      TMP WORLDWIDE INC. AND SUBSIDIARIES

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 17--SUBSEQUENT EVENT

    On March 11, 1999 the Company and LAI Worldwide ("LAI") announced that they had entered into an agreement by which the Company will acquire all of the outstanding shares of LAI and that the transaction is expected to be accounted for as a pooling of interests.

    The acquisition is anticipated to close in the third quarter of 1999. It is estimated that costs associated with the merger, including a non-cash charge of $2.7 million to reflect the accelerated vesting of equity incentives due LAI employees, will be approximately $6.0 million.

    Under the terms of the agreement, each share of LAI stock will be exchanged for 0.1321 shares of the Company common stock, assuming that the average share price of the Company's common stock for the 20 days ending on the 2nd day prior to closing is between $42.00 and $64.00 per share. Should such 20-day average share price fall below $42.00 per share, unless the Company elects to terminate the acquisition, the exchange ratio will be adjusted to that obtained by dividing $5.55 by the Company's 20-day average stock price measured prior to closing. Should such 20-day average share price exceed $64.00 per share, the exchange ratio will be adjusted to that obtained by dividing $8.45 by the Company's 20-day average stock price measured prior to closing, but not below that which would provide LAI shareholders with a fraction of a share of the Company's common stock equal to $5.55. Based on the exchange ratio of 0.1321, the Company expects to issue approximately 1.2 million shares, including the effect of options. The agreement is subject to customary closing conditions, including approval by the shareholders of LAI Worldwide.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York

    The audits referred to in our report dated March 20, 1998, except for notes 2, 5 and 13B for which the date is February 26, 1999, relating to the supplemental consolidated financial statements of TMP Worldwide Inc. and Subsidiaries, included the audit of the supplemental consolidated financial statement schedule. This supplemental consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based upon our audits.

    In our opinion the supplemental consolidated financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                    /s/ BDO SEIDMAN, LLP
            --------------------------------------------------------------------
                                    BDO Seidman, LLP

New York, New York
February 26, 1999

                            SUPPLEMENTAL SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                             COLUMN C--
                                                   COLUMN B                  ADDITIONS                                 COLUMN E
                                               -----------------  --------------------------------                   -------------
                  COLUMN A                        BALANCE AT        CHARGED TO       CHARGED TO        COLUMN D       BALANCE AT
---------------------------------------------    BEGINNING OF        COSTS AND          OTHER       ---------------     END OF
                DESCRIPTIONS                        PERIOD           EXPENSES         ACCOUNTS        DEDUCTIONS        PERIOD
---------------------------------------------  -----------------  ---------------  ---------------  ---------------  -------------
Year ended December 31, 1995
  Allowance for doubtful accounts............      $   3,324         $   3,260           --            $   1,003       $   5,581

Year ended December 31, 1996
  Allowance for doubtful accounts............      $   5,581         $   3,301        $ 2,111(1)       $   2,245       $   8,748

Year ended December 31, 1997
  Allowance for doubtful accounts............      $   8,748         $   3,407        $ 1,931(1)       $   2,545       $  11,541

------------------------

(1) Initial reserves of acquired companies.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              TMP WORLDWIDE INC.
                                              By: /s/ THOMAS G. COLLISON
       -------------------------------------------------------------------------
                                                 Thomas G. Collison
                                                 Vice Chairman

Dated: March 16, 1999